As filed with the Securities and Exchange Commission on December __, 2001


                           Registration No. 333-37752

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 AMENDMENT NO. 6
                                       TO
                                    FORM SB-2


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           BELLACASA PRODUCTIONS, INC.
           ----------------------------------------------------------
                 (Name of Small Business Issuer in its charter)

             Nevada                        7812                   58-2412118
             ------                        ----                   ----------
(State or Other Jurisdiction of (Primary Standard Industrial    (IRS Employer
 Incorporation or Organization)    Classification Number)    Identification No.)


           Universal Studios
        100 Universal City Plaza                    Universal Studios
        Building #473, Suite 305                 100 Universal City Plaza
    Universal City, California 91608             Building #473, Suite 305
             (818) 733-1467                  Universal City, California 91608
             --------------                  --------------------------------
   (Address and Telephone Number of     (Address of Principal Place of Business)
     Principal Executive Offices)


              Frank LaLoggia, President and Chief Executive Officer
                                Universal Studios
                            100 Universal City Plaza
                            Building #473, Suite 305
                        Universal City, California 91608
                                 (818) 733-1467
            (Name, Address and Telephone Number of Agent for Service)
                           ------------------------

                        Copies of all communications to:

                              James R. Leone, Esq.
                              James R. Leone, P.A.
                                  P.O. Box 755
                         New Smyrna Beach, Florida 32170
                     Phone: (386)478-1743 Fax:(386)478-1744


Approximate date of commencement      As soon as practicable after the effective
of proposed sale to the public:       date of this registration statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                                         CALCULATION OF REGISTRATION FEE


                                                                                     Proposed
                                                              Proposed maximum       maximum
                                                Amount to      offering price       aggregate          Amount of
   Title of each class of securities to be          be               per          offering price      registration
                 registered                     registered      unit/share (1)         (1)                fee
---------------------------------------------- ------------- ------------------ ----------------- -------------------
Units, each consisting of one share of
common stock and one Class A warrant and one
Class B warrant(2)(3)                             1,200,000        $ 1.00           $1,200,000        $ 300.00
(a) Common stock                                  1,200,000            --                   --              --
(b) Class A warrants to purchase common stock     1,200,000            --                   --              --
(c) Common stock underlying Class A warrants      1,200,000          1.50            1,800,000          450.00
(d) Class B warrants to purchase common stock     1,200,000            --                   --              --
(e) Common stock underlying Class B warrants      1,200,000          2.00            2,400,000          600.00
Total                                                                               $5,400,000       $1,350.00   **

** Previously paid $7,761.60

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.
(2) Includes 1,200,000 shares of common stock issuable upon exercise of the Class A warrants and 1,200,000 shares issuable upon exercise of Class B warrants.
(3) Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, an indeterminate number of additional shares of common stock are registered in the event that provisions preventing dilution are triggered, as provided in the warrants. No additional registration fee has been paid for these shares of common stock.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

           PROSPECTUS SUBJECT TO COMPLETION, DATED DECEMBER ___, 2001


                                     [LOGO]

                           BellaCasa Productions, Inc.

                                 1,200,000 units

         We are offering 1,200,000 units. Each consists of one share of our common stock, one Class A warrant exercisable at $1.50 for two years and one Class B warrant exercisable at $2.00 for three years. Each warrant entitles the holder to acquire one share. The warrants are redeemable under certain circumstances. The common stock and the warrants will immediately trade separately.

         Prior to this offering no public market has existed for shares of our common stock. We cannot guarantee that a trading market for the shares of our common stock or warrants will ever develop.

         The offering will begin on the date of this prospectus and remain open for 12 months unless the maximum proceeds are received earlier or we decide to stop selling our securities. There is no required minimum number of units to be sold.

         The offering is being made directly by us through our directors and officers who will not receive any compensation for such sales.



         Price Table                       Total proceeds before expenses assuming sale of
                                    -------------------- -------------------- --------------------
                          Per Unit   120,000 units    300,000 units    600,000 units    900,000 units    1,200,000 units
                                          10%              25%              50%              75%              100%
------------------------ ---------- ---------------  ---------------  ---------------  ---------------  -----------------
Public offering price      $ 1.00        $120,000      $300,000          $600,000          $900,000        $1,200,000

         This investment involves a high degree of risk and substantial dilution. You should purchase units only if you can afford a complete loss. We strongly urge you to read the entire prospectus. YOU SHOULD CAREFULLY REVIEW THE SECTION TITLED "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DESCRIPTION OF THE RISKS INVOLVED IN OUR BUSINESS BEFORE MAKING ANY INVESTMENT DECISIONS. No escrow or trust account will be established. Your funds are to be paid directly to us. At the time of subscribing, you will not be able to know how many shares other investors will purchase.


         The information in this prospectus is not complete and may be changed. We are not permitted to sell the units until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state in which the offer or solicitation is not permitted.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


               The date of this prospectus is December ___, 2001.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY.............................................................3
RISK FACTORS...................................................................5
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS......................8
USE OF PROCEEDS............................................................... 8
APPLICATION OF PROCEEDS ...................................................... 8
DIVIDEND POLICY...............................................................10
DILUTION......................................................................10
CAPITALIZATION................................................................12
BUSINESS......................................................................12
OUR COMPANY...................................................................13
MANAGEMENT....................................................................25
EXECUTIVE COMPENSATION AND EMPLOYMENT AGREEMENTS..............................28
STOCK OPTION PLAN.............................................................28
INDEMNIFICATION OF DIRECTORS AND OFFICERS.....................................29
PRINCIPAL SHAREHOLDERS........................................................30
PRIOR RULE 504 OFFERING.......................................................30
CERTAIN TRANSACTIONS..........................................................30
DESCRIPTION OF CAPITAL STOCK..................................................32
PLAN OF DISTRIBUTION..........................................................36
TRANSFER AGENT................................................................37
SHARES ELIGIBLE FOR FUTURE SALE...............................................38
LEGAL MATTERS.................................................................38
EXPERTS.......................................................................38
AVAILABLE INFORMATION.........................................................38
SCRIPT SUMMARY  "THE GIANT" (a synopsis)......................................40
SCRIPT SUMMARY "HANDS" (a synopsis)...........................................42
INDEX TO FINANCIAL STATEMENTS.................................................F1

                               PROSPECTUS SUMMARY

Our Company

         We are a development stage independent motion picture company organized in July 1998. After completing this offering, we plan to acquire, develop, produce, market and otherwise exploit feature length motion pictures for distribution to movie theaters and related entertainment markets. We have not had any operating revenues from operations.

         Our principal offices are located at Universal Studios, 100 Universal City Plaza, Building #473, Suite 305, Universal City, California 91608. Our telephone number is (818) 733-1467 and our fax number is (818) 866-6237.

The Offering



Securities offered by us:               Up to 1,200,000 units consisting of
                                        1 share of common stock, 1 Class A and
                                        1 Class B redeemable warrants
--------------------------------------- ----------------------------------------
Price:                                  $1.00 per unit
--------------------------------------- ----------------------------------------
Common stock outstanding prior          8,082,167
to the offering:
--------------------------------------- ----------------------------------------
                                        8,202,167 if 10% of offering is sold
                                        8,382,167 if 25% of offering is sold
Common stock outstanding after          8,682,167 if 50% of offering is sold
the offering:                           8,982,167 if 75% of offering is sold
                                        9,282,167 if 100% of offering is sold
--------------------------------------- ----------------------------------------
                                        Class A - 2-year redeemable warrant to
                                        purchase1 share of common stock at $1.50
                                        per share until _______, 2003.
Warrants:
                                        Class B - 3-year redeemable warrant to
                                        purchase1 share of common stock at $2.00
                                        per share until _____, 2004.
--------------------------------------- ----------------------------------------
Terms:                                  No minimum amount required to be sold
                                        before we use the offering proceeds.
--------------------------------------- ----------------------------------------
                                        We will sell our securities without an
Plan of distribution:                   underwriter and will be offered and sold
                                        by certain officers and directors.
--------------------------------------- ----------------------------------------
Use of proceeds:                        For motion picture production and
                                        working capital.
--------------------------------------- ----------------------------------------


Unless otherwise specifically stated, information throughout this prospectus assumes: 1,200,000 units are sold and excludes 1,000,000 shares reserved for issuance under our stock option plan.

Summary Financial Information

         This summary financial information should be read in conjunction with our financial statements and notes thereto and other financial information included elsewhere in this prospectus. The financial information as of September 30, 2001 is not necessarily indicative of results that may be expected for the entire year.

         The following table sets forth our selected financial data for the periods ending December 31, 1999 and December 31, 2000 and September 30, 2000 and September 30, 2001.

Statement of Operations Data:

                                                                                   Nine Months     Nine Months
                                                 Year ended       Year ended          ended          ended
                                                  12/31/99         12/31/00          9/30/00        9/30/01
-------------------------------------------- --------------- ----------------- --------------- ---------------
Revenue from operations                          $        -      $          -      $        -     $         -
Total costs and expenses                            134,116           127,241          76,680         108,556
Interest income                                       1,793               200             175               -
                                                 ----------      ------------      ----------     ------------
Net loss                                           (132,323)         (127,041)        (76,505)       (108,556)
                                                 ==========      ============      ==========     ===========
Net loss per common share outstanding            $   (0.017)     $     (0.016)     $   (0.009)    $    (0.013)
                                                 ==========      ============      ==========     ===========
Weighted average shares outstanding               7,918,192         8,055,500       8,055,500       8,058,167


         The following table is a summary of our balance sheet at September 30, 2001:

 Balance Sheet Data:

                                                           As of
                                                   September 30, 2001
  ----------------------------------------------   ------------------
  Current assets                                     $     26,145
  Working capital (deficiency)                            (76,349)
  Total assets                                             29,774
  Total liabilities                                      (243,076)
  Total shareholders' equity (deficiency)                (213,302)

                                  RISK FACTORS

         Please carefully consider these risks. They are some of the factors that make an investment in our securities risky. Our securities should only be considered for purchase if you can afford the risk of losing your entire investment. Prior to purchasing our securities, prospective investors should carefully consider the following risk factors:

We have a shareholders' equity deficit and have had operating losses since inception.

         As of September 30, 2001, we had a shareholders' equity deficit of $213,302 and a working capital deficiency of $76,349. We also sustained a loss of $379,312 from July 28, 1998 (inception) to September 30, 2001. We anticipate continuing to incur losses during the period prior to completion of our first motion picture. There can be no assurance that we will ever operate profitably.

Since our company has not as yet produced a movie, there is no way for you to evaluate whether we will be able to produce a movie, and therefore, whether our securities will be a good investment.

         We are a newly organized development stage corporation and have a limited operating history from which to evaluate our business and prospects. We have had no revenue. Although Mr. LaLoggia made movies before forming BellaCasa, based on the short period we have been in operation there can be no assurance that our future proposed operations will be implemented successfully or that we will ever have profits. We face all the risks inherent in a new business, including the expenses, difficulties, complications and delays frequently encountered in connection with the formation and commencement of operations, including operational difficulties and capital requirements and management's potential underestimation of initial and ongoing costs. In evaluating our business and prospects, these difficulties should be considered. Accordingly, predictions of our future performance are very difficult.

Because there is no public market for our securities, you may be unable to sell your investment in our common stock and warrants.

         There is no established public trading market or market maker for our securities. There can be no assurance that a market for our common stock or warrants will be established or, that if established, a market will be sustained. If you purchase our securities, you may be unable to resell them, and therefore, you should be able to bear the financial of losing your entire investment.

Because the motion picture business is highly speculative, due to various production expense and timing uncertainties as well as audience reaction affecting revenues, we may not be able to create a profitable motion picture.

         We believe that substantially all of our revenues will be derived from the production and distribution of our movies. Our business of production and distribution of motion pictures is highly speculative and involves a substantial degree of risk. Since each of our projects will be an individual artistic work and its commercial success will be determined by audience reaction, which is volatile and unpredictable, there can be no assurance that any of our movies will be profitable. Even if a production is a critical or artistic success, there is no assurance that it will be profitable. There can be no assurance that our motion pictures will recoup their production costs. There is a high degree of risk that any motion picture we produce will not return all or any portion of our investment. Risks such as labor disputes, death or disability of a star performer, rapid high technology changes relating to special effects, shortage of necessary equipment, damage to the film negative or adverse weather conditions may substantially increase our costs and delay or frustrate completion of our production. To some extent, these risks can be limited by insurance. It is not possible to insure against all risks, and it is sometimes impossible to continue production, notwithstanding the receipt of insurance proceeds, if any.

Because the movie industry is intensely competitive and we lack the name recognition and resources of our competitors, we may not be able to develop or market profitable motion pictures.

         Competition in the motion picture industry is intense. We will be competing with other film producers for scripts, actors, directors as well as audiences. We will face competition from other varieties of public entertainment.

         BellaCasa and its competitors are constantly seeking rights to exceptional literary properties and the services of the best creative personnel. Virtually all of our competitors are larger than we are, have been in business longer than we have, and have substantially more resources at their disposal. Some of the well-known studios we compete with are News Corporation's Twentieth Century Fox; AOL Time Warner's Warner Bros., including Turner, New Line Cinema and Castle Rock Entertainment; Viacom's Paramount; Vivendi Universal's Universal; Sony Corp.'s Sony Pictures, including Columbia and TriStar; Walt Disney Company's Buena Vista, Touchstone and Miramax; and Metro-Goldwyn-Mayer, including MGM Pictures, UA Pictures, Orion and Goldwyn. We also compete with innumerable smaller production and distribution companies.

         The entertainment industry is currently evolving into an industry in which certain multi-national multi-media firms, because of their control over key film, magazine, and television content, as well as key network and cable outlets, will be able to dominate the communications industries in the United States. These organizations have numerous competitive advantages, such as the ability to acquire financing for their projects and to make favorable arrangements for the distribution of completed films.

Because we are an independent film production company, we most likely will not have the backing of a major studio for production and distribution support; and consequently, we may not be able to complete a motion picture, and if we do, we may not be able to make arrangements for exhibition in theaters.

         The U.S. motion picture industry can be divided into major studios and independent companies, with the major studios dominating the industry in the number of theatrical releases. The major studios are typically large diversified corporations that have strong relationships with creative talent, exhibitors and others involved in the entertainment industry and have global film production and distribution capabilities. It is less likely for an independently produced motion picture to arrange competitive distribution and marketing compared to major studio backed productions. For example, according the MPAA Economic Review, the average marketing costs, which is in addition to production costs, for new feature films produced by major studios was $27.31 million, and $10.14 million for the subsidiaries and affiliates of these major studios. Consequently, exhibitors are more likely to support feature films with such substantial marketing budgets. Even if we are able to complete a motion picture and find various distributors, it is not known how much will be spent on marketing by us and our distributors.

Because our management has limited experience in running a business corporation, they may make inappropriate decisions; and consequently, we may be unable to develop profitable operations.

         Although Mr. LaLoggia and other members of our management group have broad experience in making movies, they do not have experience in the actual running of a business corporation. Upon completion of this offering, if necessary and funds are available, we plan to hire several key executives who have held senior management positions. There is no assurance, however, that we will be successful in attracting executives with suitable experience.

Even if all of the units are sold in this offering, we will need additional funds to complete a motion picture; if we fail to obtain additional funds, our plan of operations may have to be changed or you may lose your entire investment.

         Motion picture production requires significant capital. In addition to the proceeds from this offering, we will also require certain deferrals of production costs and/or additional outside financing to produce a motion picture. Such financing could take the form of co-production or joint venture arrangements or limited liability companies or partnerships in which we act as managing member or general partner, additional sales of our securities or an operating line of credit. Regardless of the amount of money we raise in this offering, additional financing will be needed to complete a motion picture. No assurance can be given that financing will be available to us, at all, or on favorable terms. Unless such additional financing is available to us, our production activities may be materially adversely affected and you may lose your entire investment.

If we only raise a nominal amount from this offering, we will not have enough to pursue our plan of operation, and our plan of operation must be changed or you may lose your entire investment.

         We presently do not have enough cash with which to satisfy any future cash requirements. We will need a minimum of $300,000 from this offering to satisfy our cash requirements for the next 12 months. With this minimum capital, we intend to complete the pre-production of one of our motion pictures. If we only raise a nominal amount, we will not be able to even begin pre-production of one of our motion pictures and we will use all proceeds for working capital including the cost of maintaining an office and complying with our periodic reporting requirements. We must seek additional financing to remain in business, and if we are unsuccessful, we must change our plan of operation or we may have to cease operations in which event you may lose your entire investment.

Because there is no underwriter you will not receive the benefits of an underwritten offering.

         There is no underwriter for this offering. Therefore, you will not have the benefit of an underwriter's due diligence efforts which would typically include underwriter involvement in the preparation of information for disclosure and the pricing of the securities being offered as well as other matters. Because we have only very limited experience in the public sale of our common stock, investors may not be able to rely on our ability to consummate this offering. Accordingly, there can be no assurances as to the number of units that may be sold or the amount of capital that may be raised by this offering.

Because we are selling the offering without making any arrangements for escrow of the proceeds, if we only sell a small number of units, our ability to pursue our business plan would be diminished and it would be difficult for us to be profitable.

         There is no minimum-offering amount that is required to be sold before we may use the proceeds of the offering. Funds tendered by prospective purchasers will not be placed in escrow, but will be available for use by us immediately upon acceptance, for the purposes and in the amounts as estimated in the section of this prospectus entitled "Use of Proceeds." Lack of an escrow arrangement could cause greater risk to the investors in the event that insufficient capital is raised in the offering. No commitment exists by anyone to purchase all or any part this offering.

Even if we successfully develop a motion picture, because of the cost of motion picture pre-production in relation to the amount of capital we are raising in this offering, the number of motion pictures we can develop and pre-produce is limited; therefore, the failure of any one project could cause shareholders to lose all of their investment in our company.

         We presently do not have the ability or sufficient capital to develop and pre-produce a variety of films for production. The failure of one or two films could have a material adverse impact, causing shareholders to lose all, or a substantial amount, of their investment in our company.

Because we are dependent on the services of Frank LaLoggia, if he becomes unavailable, we will lose the benefit of his services and expertise. We may find him difficult to replace, with the result that we cannot complete a profitable motion picture, and all investment in the picture would be lost.

         Our executive management consists of Frank LaLoggia and Andrew G.
La Marca. Our success depends on their continued employment with our company. We will continue to be, especially dependent on the services and expertise of Frank LaLoggia, our chairman of the board, president and chief executive officer. Loss of his services, for any substantial time, would materially adversely affect our results of operations and financial condition, meaning that all investment in the production of a motion picture may be lost. We intend to obtain "key-man" insurance covering Mr. LaLoggia in the amount of $1,000,000.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         We have made some statements in this prospectus, including some under "Prospectus Summary," "Risk Factors," "Business," "Plan of Operation," and elsewhere, which constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "seeks," "potential," or "continue" or the negative of these terms or other comparable terminology. We do not intend to update any forward-looking statements except as required by law.


                                 USE OF PROCEEDS

         Assuming an offering price of $1.00 per unit, if we sell all 1,200,000 units being offered, we estimate that we will receive net proceeds, after the estimated expenses of the offering, of $1,100,000. If less than the maximum number of units are sold, we will receive less.

         The following table explains our anticipated use of the net proceeds of this offering, based upon various levels of sales achieved.



                                                            Application of Proceeds
                               -----------------------------------------------------------------------------
        Percentage of Offering       10%              25%              50%            75%           100%
                    Completed:
                   Units Sold:    120,000          300,000          600,000        900,000      1,200,000
------------------------------   ---------        ---------        ---------      ---------     ----------
Gross proceeds                   $ 120,000        $ 300,000        $ 600,000      $ 900,000     $1,200,000
Offering costs                     100,000          100,000          100,000        100,000        100,000
Net proceeds                        20,000          200,000          500,000        800,000      1,100,000
-------------------------------------------------------------------------------------------------------------
Motion picture pre-production            0          160,000          450,000        720,000        990,000
Working capital                     20,000           40,000           50,000         80,000        110,000
Total                            $  20,000        $ 200,000        $ 500,000      $ 800,000     $1,100,000

         We intend to use the net proceeds; approximately 90%, for pre-production of our first motion picture, and 10%, for working capital and general corporate purposes if 50% or more of the offering is completed. If a nominal amount is raised, for example, 10%, we will use all of the proceeds for working capital including costs of maintaining an office and payroll. If 25% of the offering is sold, we will use 20% of the proceeds for working capital and the remaining 80% for motion picture pre-production. Motion picture pre-production expenses will include hiring a casting director to submit the screenplays to appropriate actors as recommended by their agents or as deemed appropriate by us; obtaining commitments of internationally recognizable actors by means of cash incentives; developing relationships with foreign sales companies to pre-sell film distribution rights; and finalizing shooting location arrangements.

         Regardless of the amount of net proceeds received from this offering, all proceeds not used for working capital, will be used for motion picture pre-production, and not for production or post-production. In order to complete a motion picture, it will be necessary to arrange for additional financing including, for example, the sale of foreign distribution rights, the establishment of co-production or joint-venture arrangements, and the sale of limited liability company or limited partnership interests in individual motion pictures. Since the proceeds from this offering are for pre-production, receipt of only a nominal amount of funds will not affect aspects of production, such as length and content of our proposed films. However, after completion of pre-production, failure to acquire all of the funds budgeted will affect the scope of production, for example, by limiting our use of internationally recognizable talent, extensive special and visual effects, and location shoots. The complete failure to acquire any funds for production may cause us to lose our entire investment in the pre-production of our motion picture. There is no assurance that we will be able to secure sufficient or any funds to complete a motion picture.

         Any additional proceeds we may receive from the exercise of the Class A and B warrants will be used primarily for motion picture production. Motion picture production costs during the production period include payroll expense for actors and stunt men and production staff including photographic and sound crews and set construction workers as well as wardrobe and makeup personnel. There are costs for the use of the various kinds of equipment including camera, sound and transportation equipment. Travel and living expenses account for a substantial part of any budget when scenes are shot on location. During the post-production period, we must make outlays for editing, music and laboratory expenses. In the distribution stage, public and marketing are major expenses. In the production of any movie, it is important to maintain strict adherence to a well-conceived realistic budget.

         If we do not sell the maximum number of units offered, there will be an impact upon our operations. If the proceeds of this offering are insufficient to enable us to develop our business, we may have to borrow funds from banks and other lenders or make other financial arrangements, including, but not limited to, the sale of additional securities in order to produce or co-produce motion pictures. No assurance can be given, however, that any such loans or arrangements will successfully be made or that any such funds will be available to us.

         Working capital is the amount of our current assets, such as cash, receivables and work in process, in excess of our current liabilities, such as accounts payable. Working capital may be used to pay the salaries and expenses of employees, including management personnel. Although Mr. LaLoggia has not received any salary to date, his salary has been accruing since October 1, 2000, in accordance with his employment agreement, at $100,000 per year. None of the proceeds of this offering will be used to pay Mr. LaLoggia's accrued but unpaid salary.

         Depending upon the availability of star actors and others, we may use part of the money allocated for motion picture production for advance payments to secure the services of a particular actor or actors when production begins.

There is no assurance that, even if we offer advance payments that will be placed in escrow, we will be able to secure the services of a star actor.

         Pending expenditures of the proceeds of the offering, we may make temporary investments in interest-bearing accounts, certificates of deposits, United States Government obligations or money market accounts.

                                 DIVIDEND POLICY

         We have never declared or paid any cash dividends on our capital stock. We presently intend to reinvest earnings to fund the production of motion pictures and to develop and expand our business and, therefore, we do not anticipate paying cash dividends on our common stock in the foreseeable future. The declaration of cash dividends in the future will be at the discretion of our board of directors and will depend upon our earnings, capital requirements and financial position, general economic conditions and other pertinent factors.

                                    DILUTION

         A company's net tangible book value per share consists of its total tangible assets minus its total liabilities, divided by the total number of shares of common stock outstanding. As of September 30, 2001, we had a negative net tangible book value of $214,154 or about $0.03 per share.

         As of September 30, 2001, after adjusting for the issuance of 1,200,000 units in this offering at an assumed offering price of $1.00 per unit and the receipt by us of the net proceeds from this offering, then our, as adjusted, net tangible book value would have been approximately $885,846 or about $0.10 per share of common stock.

         This represents an immediate increase in net tangible book value of about $0.13 per share to the existing shareholders and an immediate dilution of $0.90 per share to the new investors purchasing shares in this offering. If less than the entire offering is sold, the dilution to new investors would be greater.

The following table explains the dilution of this offering, based upon various levels of units sold.

               Percentage of Offering        10%                 25%              50%                 75%               100%
                           Completed:
                          Units Sold:      120,000             300,000          600,000             900,000           1,200,000
-------------------------------------   -------------      ---------------   ----------------   ----------------  -----------------
Offering price per unit                        $1.00               $1.00               $1.00              $1.00              $1.00

Net negative tangible book value per    ($0.03)           ($0.03)          ($0.03)              ($0.03)           ($0.03)
share before offering

Increase per share due to offering        0.01              0.03             0.06                 0.10              0.13
                                         -----             -----            -----                -----             -----
As adjusted net tangible book value
per share after offering                       (0.02)               0.00                0.03               0.07                0.10
                                               -----               -----               -----              -----              ------
Dilution per share of common stock to
investors in this offering                     $1.02               $1.00               $0.97              $0.93               $0.90
                                               -----               -----               -----              -----              ------

         The following tables summarize, as of September 30, 2001, the number and percentage of shares of common stock purchased from our company, the amount and percentage of the consideration paid and the average price per share paid by existing shareholders and by new investors pursuant to this offering. The tables are based on sales of 10%, 25%, 50%, 75% and 100% of the units offered. The calculation below is based upon an initial public offering price of $1.00 per unit, before deducting the estimated offering expenses paid by us.


If we sell 10% of the offering - 120,000 units



                                 Shares Purchased           Total Consideration
                             -------------------------- -------------------------  Average Price
                               Number       Percent          Amount     Percent      Per Share
---------------------------- ------------ ------------- ------------- ----------- -----------------
Existing stockholders          8,082,167      98.5%       $ 175,135       59.3%        $0.02
New investors                    120,000       1.5          120,000       40.7          1.00
Total                          8,202,167     100.0          295,135      100.0         -----


If we sell 25% of the offering - 300,000 units


                                 Shares Purchased           Total Consideration
                             -------------------------- -------------------------  Average Price
                               Number       Percent          Amount     Percent      Per Share
---------------------------- ------------ ------------- ------------- ----------- -----------------
Existing stockholders          8,082,167      96.4%       $ 175,135       36.9%        $0.02
New investors                    300,000       3.6          300,000       63.1          1.00
Total                          8,382,167     100.0          475,135      100.0         -----


If we sell 50% of the offering - 600,000 units

                                 Shares Purchased           Total Consideration
                             -------------------------- -------------------------  Average Price
                               Number       Percent          Amount     Percent      Per Share
---------------------------- ------------ ------------- ------------- ----------- -----------------
Existing stockholders          8,082,167      93.1%       $ 175,135       22.6%        $0.02
New investors                    600,000       6.9          600,000       77.4          1.00
Total                          8,682,167     100.0          775,135      100.0         -----

If we sell 75% of the offering - 900,000 units

                                 Shares Purchased           Total Consideration
                             -------------------------- -------------------------  Average Price
                               Number       Percent          Amount     Percent      Per Share
---------------------------- ------------ ------------- ------------- ----------- -----------------
Existing stockholders          8,082,167      90.0%       $ 175,135       16.3%        $0.02
New investors                    900,000      10.0          900,000       83.7          1.00
Total                          8,982,167     100.0        1,075,135      100.0         -----

If we sell 100% of the offering - 1,200,000 units

                                 Shares Purchased           Total Consideration
                             -------------------------- -------------------------  Average Price
                               Number       Percent          Amount     Percent      Per Share
---------------------------- ------------ ------------- ------------- ----------- -----------------
Existing stockholders          8,082,167      87.0%       $ 175,135       12.7%        $0.02
New investors                  1,200,000      13.0        1,200,000       87.3          1.00
Total                          9,282,167     100.0        1,375,135      100.0         -----

                                 CAPITALIZATION

         The following table sets forth our capitalization on September 30, 2001. This table should be read in conjunction with our financial statements included in this prospectus.

                                                            September 30, 2001
---------------------------------------------------------- --------------------
Long-term debt
    Advances from stockholder                                    $  140,582
                                                                 ----------
Stockholders' equity
     Preferred stock, par value $0.0001
         25,000,000 shares authorized                                     -
    Common stock, par value $0.0001
        50,000,000 shares authorized
        8,082,167 issued and outstanding                                809
    Additional paid-in capital                                      174,326
    Deferred compensation                                           (15,125)
    Accumulated deficit                                            (379,312)
    Stockholder receivable                                           (5,000)
                                                                 ----------
Total stockholders' equity (deficiency)                            (213,302)
                                                                 ----------
Total stockholders' equity (deficiency) and long-term debt       $  (72,720)
                                                                 ==========

                                    BUSINESS

Overview

         Our company, BellaCasa Productions, Inc. was recently formed to operate as a motion picture studio. We plan to acquire, produce and market motion pictures for distribution to movie theaters and ancillary markets.

         The information in the "Business" section was provided primarily by Mr. LaLoggia, certain members of the board of directors and several members of the advisory board. In addition, we used information from the following sources: the 2001 Motion Picture Association of America release for the year 2000, Metro-Goldwyn-Mayer S-1 registration statement of August 5, 1998, Artisan Entertainment S-1 registration statement of April 18, 2000, "Producing, Financing and Distributing Film" by Baumgarten, Farber and Fleischer and "Film Finance and Distribution" by John Cones.

Plan of Operation

         We presently do not have enough cash to satisfy any future cash requirements. We will need a minimum of $300,000 from this offering to satisfy our cash requirements for the next 12 months. With this capital, we intend to complete the pre-production of a motion picture. If we only raise a nominal amount, for example, $120,000 or 10% of the offering, we will use all proceeds for working capital, and it will be necessary for us to seek additional financing. If we are unsuccessful in doing so, we may have to cease operations based on our current business plan.

         We will not be able to produce a feature film, on our own, with the proceeds of this offering, regardless of the amount raised in this offering, without additional outside financing. We will request that providers of goods and services accept deferred payment arrangements. We also may assign a portion of our film rights to a joint venture or a co-producer. In addition, we will consider the formation of a limited liability company or partnership for which we will act as managing member or general partner and privately offer membership or partnership interests. We will attempt to obtain favorable pre-release sales or pre-licensing commitments from independent domestic distributors, foreign distributors, cable networks, and video distributors. Although we have had some preliminary discussions, we do not have any present plans, proposals, arrangements or understandings with any parties that will provide additional financing. If we are unable to receive the additional funds, we will probably be forced to discontinue operations.

         Since our incorporation, we have primarily completed the development stage of two motion pictures, "The Giant" and "Hands." In the next twelve months, in addition to completing this offering and securing additional funds for production of one of these motion pictures, we plan to complete the pre-production phase of one of these movies, including the hiring of a casting director to submit the screenplay to appropriate actors as recommended by their agents or as deemed appropriate by us; obtaining commitments of internationally recognizable actors; developing relationships with foreign sales companies to pre-sell film distribution rights; and finalizing shooting location arrangements. If we begin pre-production of one of our developed motion pictures, "The Giant" or "Hands," the choice of one over the other will be dependent upon various factors including the cost and availability of actors and locations.

         We do not expect to make any significant purchases of equipment. We also do not expect to make any significant changes in the number of employees, as we will utilize independent contractors, consultants, and other non-employee creative personnel to assist in pre-production of our motion pictures.

         We depend upon capital to be derived from this offering. There can be no assurance that we will be successful in raising the capital we require. We believe that if we raise a minimum of $300,000 from this offering we will be able to complete pre-production of a motion picture and pursue opportunities to secure financing to complete the motion picture.

         We have generated no revenue since our inception. We are considered to be a development stage company, and are dependent upon the raising of capital through placement of our securities. There can be no assurance that we will be successful in raising the capital we require through the sale of our securities.


                                   OUR COMPANY


         We are a development stage independent motion picture development, production and marketing company. We were incorporated under Nevada law on July 28, 1998 to develop and produce feature length motion pictures. Shortly after our incorporation, we acquired from Mr. Frank LaLoggia certain rights to two screenplays entitled "The Giant" and "Hands." Mr. LaLoggia is our founder, president and board chairman. He also owns nearly 60% of our outstanding common stock. Mr. LaLoggia received his stock in exchange for the screenplay rights. We intend to produce motion pictures based on these literary properties. Attached to this prospectus are summaries of both screenplays. Since inception, our activities have consisted primarily of raising capital through the sale of our common stock and positioning ourselves to begin making movies. We have begun to proceed with the pre-production stage for "The Giant." Our pre-production has included interviewing potential cast members and supporting staff. We have also made arrangements for the logistics of filming on location outside of the United States and preparing our budgets. On completion of this offering, we will proceed with pre-production of our first motion picture.


         As part of our acquisition of the screenplay rights, we received more than 1,500 completed storyboard drawings. Storyboards are visual representations of each camera setup for use during the course of filming. "The Giant" which takes place at the end of the 13th century is the story of the creation of the artistic masterpiece, the sculpture of David, by Michelangelo. Historically, the citizens of Florence have always referred to the statue as the "Giant." The excavation of the statue's raw material, an 11-foot by 8-foot rock, in one piece, was a technological feat for its day. "Hands" is a modern-day thriller mixed with supernatural elements. The setting for the film is primarily rural central Italy.

         In 1988 New Sky Communications, Inc. ("New Sky"), a motion picture production company, produced the film "Lady in White" which was written, directed and co-produced by Mr. Frank LaLoggia. In continuing this business and creative relationship, New Sky acquired certain rights to the screenplay "The Giant" and together with Mr. Frank LaLoggia began the development of this motion picture. In July 1996, in consideration of services rendered and funds expended, ownership rights to "The Giant" were transferred to Mr. Frank LaLoggia, subject to New Sky retaining the right to receive five percent of the budget of the film, to a maximum of $750,000, if the film is produced. Additionally, New Sky retained the right to receive 15 percent of 100% of Mr. LaLoggia's share of any producer's profit, excluding fees paid to him as a producer. New Sky will also receive appropriate screen credit. If New Sky arranges financing or assists in producing the film, additional compensation, fees and profit participation for such services may be negotiated. There has been no preliminary contact or discussion and there are no present plans, proposals, arrangements, or understandings with New Sky regarding the possibility of arranging financing, assisting in production, or providing additional compensation.

         Upon our formation in July 1998, we issued to Mr. LaLoggia 4,951,000 shares of our common stock, valued at $492, in exchange for his ownership rights in "The Giant", which were subject to those rights retained by New Sky and a second screenplay, "Hands." "Hands" is a modern-day thriller mixed with supernatural elements. The setting for the film is primarily rural central Italy.


         We continue to review other potential film projects. We have not acquired any options or entered into any agreements regarding any projects other than "The Giant" and "Hands." We have, however, entered into negotiations to acquire the rights to produce a movie based on the biography of the legendary comedy team of Bud Abbott & Lou Costello, as portrayed in "Lou's on First." There is no assurance that we will be able to acquire these rights, and we have no future financial commitments to acquire any other film rights.

Business Approach

         We are committed to the development and production of high quality motion pictures that have enduring value in all media. "The Giant" and "Hands" are examples of the types of movies that meet our standards. No assurance can be given that we will obtain the necessary funds to produce profitable motion pictures.

         As an independent producer of feature films, we do not have sufficient capital to independently finance our own productions. Accordingly, most of our financial resources will be devoted to financing development activities, which include the acquisition of underlying literary works such as books and plays, and commissioning screenplays. We believe a key element in the success of our company will be Mr. LaLoggia's reputation in the entertainment business and his access to and relationships with creative talent including actors, writers and directors.

         The ability to create or identify and develop attractive properties will be important for the success of our company. The feature film industry, including the major studios, relies heavily on independent producers to identify projects, which are then developed further or produced and distributed by the major studios.

         We plan to employ a flexible strategy in developing and producing our motion picture and film properties. We will use our own capital and financial resources to develop a project to the point where it is ready to go into production. We will assemble a "package" consisting of the underlying literary property, a script that is ready for production, and key talent, including a director and principal cast. We believe that we should be able to secure key talent based on the attractiveness of the script but we may also offer, as an added incentive, grants of our stock or options to acquire our stock. We will then secure the financing to produce the movie and make it available for distribution. The financing may come from, for example, lenders with profit participations, advances from distribution companies or accredited investors or a combination of sources. The benefit of developing a project to this advanced stage is that we will have maximum leverage in negotiating production and financing arrangements. Nevertheless, there may be situations when we may benefit from financial assistance at an earlier stage. These occasions may be necessary as a result of lengthy development of a script, the desirability of commissioning a script by a highly paid writer, the acquisition of an expensive underlying work, or a significant financial commitment to a director or star.

         In connection with the production and distribution of a motion picture, major studios and independent production companies often grant contractual rights to actors, directors, screenwriters, and other creative and financial contributors to share in revenues or net profits from the motion picture. Except for the most sought-after talent, these third-party participators are generally payable after all distribution fees, marketing expenses, direct production costs and financing costs are recouped in full. We plan to be flexible in compensating talent. We are not averse to entering into profit sharing arrangements. We will also consider the use of our securities to reward the actors and other participants in a successful motion picture.

Company Goals


         Our initial short-term goal is to begin pre-production of one of our two developed motion pictures, "The Giant" or "Hands." We have not yet decided as to which film we will begin pre-production. The estimated proceeds from this offering will be insufficient to enable us to produce a feature film without additional outside financing and deferral of certain production costs. Please see "Use of Proceeds." Our long-term key goal is to become a major independent film producer. Our initial short-term goal is to produce and or co-produce at least two profitable feature films in the next two years. We expect that our first film will be "The Giant." We have not yet decided as to which film will be our second. In the next six to eight months, we expect to begin the principal photography of "The Giant." The estimated proceeds from this offering will be insufficient to enable us to produce a feature film without additional outside financing and deferral of certain production costs. Please see "Use of Proceeds." Our long-term key goal is to become a major independent film producer.


         For certain films, we plan to enter into co-productions with experienced and qualified production companies in order to become a consistent supplier of multiple products to distributors in the world markets. In connection with co-productions, we do not want to relinquish control of the project, so we intend to provide up to 50% of the funds required by the production. We may obtain our share from others such as from borrowings or by offering participations in other films. With dependable and consistent delivery of product to these markets, we believe that distribution arrangements can be structured which will be equivalent to the arrangements made by major studios.

         No assurance can be given that our feature films, if produced, will be distributed and, if distributed, will return our initial investment or make a profit. To achieve the goal of producing profitable feature films, we plan to be extremely selective in our choice of literary properties and exercise a high degree of control over the cost of production. Although we plan to produce films that will generate substantial box office receipts, we will produce our films in a fiscally conservative manner. We believe that it is possible for a feature film to return the initial investment and show a profit based on an average box office run, with residuals from the sale of ancillary rights adding to cash flow in future years. By keeping strict control of our costs, we will strive for consistent and profitable returns on our investment.

Feature Film Production

         Feature film production does not require the ownership of expensive equipment. All the necessary equipment needed to engage in every aspect of the film production process can be rented or borrowed for the period in which it is needed. This is standard operating procedure for all production companies within the industry and we plan to follow this procedure in our productions. Such rentals and temporary equipment are accounted for in the budget of each film in what are called the "below the line" costs that are directly charged to the production or the cost of "manufacturing" the film. We plan to rent whatever equipment is needed for the shortest period of time and to coordinate its use to avoid idle time.

         Essential to our success will be the production of high quality films with low to medium budgets ranging from $5 to $25 million that have the potential to gain national and international attention. We will not engage in the production of X-rated material. We plan to make motion pictures that appeal to the tastes of the vast majority of the movie-going public. Our films will be cast into a wide range of genres. All movies that may be produced will be suitable for domestic and international theatrical exhibition, pay cable, network and syndicated television, as well as all other ancillary markets.

         The moderate budgets, within which we intend to operate, will serve the dual purpose of being low enough to limit our downside exposure and high enough to pay for a feature film with recognizable actors or directors that appeal to the major markets. The market pull of the talent to be used must justify their fees by helping to attract advances. Our budgets must remain small enough so that a large percentage of our capital is not put at risk. We intend to produce projects with built-in breakeven levels that can be reached with ancillary and foreign distribution revenue. If the movie crosses-over into a wide national distribution release, we can potentially generate a large upside because our share is not limited as with ancillary and foreign revenues.

         In order to produce quality motion pictures for relatively modest budgets, we will seek to avoid the high operating expenses that are typical of major studio productions. We do not plan on having high overhead caused by large staffs, interest charges, substantial fixed assets, and the investment in a large number of projects never produced. We believe we can affect savings because of better time management than is possible in a major studio production, by maintaining a smaller, more flexible staff with fewer established organizational restrictions.

         Under our operational plan, primary responsibility for the overall planning, financing and production of each motion picture will rest with our officers. For each motion picture we will either employ an independent film director who will be responsible for, or involved with, many of the creative elements, such as direction, photography, and editing, or a BellaCasa employee who is experienced in directing a particular type of film. All decisions will be subject to budgetary restrictions and our business control, although we will permit an independent director to retain reasonable artistic control of the project, consistent with its completion within strict budget guidelines and the commercial requirements of the picture.

Financing Strategy

         We will not be able to produce a feature film on our own with the proceeds of this offering without additional outside financing and the deferral of certain production costs. Wherever possible we will attempt to make arrangements with providers of goods and services to defer payment until a later stage in the production and financing cycle. Once a film package has been assembled, there are various methods to obtain the funds needed to complete the production of a movie. Examples of financing alternatives include the assignment of our rights in a film to a joint venture or a co-producer. Also, we may form a limited liability company or partnership where we will be the managing member or the general partner. In addition we may obtain favorable pre-release sales or pre-licensing commitments from various end-users such as independent domestic distributors, foreign distributors, cable networks, and video distributors. These various techniques, which are commonly used in the industry, can be combined to finance a project without a major studio financial commitment.

         We may use any one or a combination of these or other techniques to finance our films. We anticipate that any financing method will permit us to maintain control over the production. There can be no assurance that we will be able to successfully arrange for such additional financing and to the extent we are unsuccessful, our production activities may be adversely affected.

         As part of our financing strategy, we may use some of the proceeds of this offering that is allocated to movie production to be used as an advance payment to secure the services of a star actor. This will assure the actor's services and will assist us in obtaining financing to produce the movie.

Distribution Arrangements

         Effective distribution is critical to the economic success of a feature film, particularly when made by an independent production company. We have not as yet negotiated agreements for the distribution of our films.

         We intend to release our films domestically through existing distribution companies, primarily independent distributors. We will retain the right for ourselves to market the films on a territory-by-territory basis throughout the rest of the world and to market television and other uses separately. In many instances, depending upon the nature of distribution terms available, it may be advantageous or necessary for us to license all, or substantially all, distribution rights through one major distributor.

         It is not possible to predict, with certainty, the nature of the distribution arrangements, if any, which we may secure for our motion pictures.

Description of Motion Picture Industry

General

         Movies have been a popular form of entertainment since before World War
I. It has been a steady growth industry since the first silent movie. In its most recent release, issued in 2001, for the year 2000, the Motion Picture Association of America, which only issues U.S. statistics, reported that box office receipts in the United States grew nearly 60% since 1991's $4.80 billion to $7.66 billion in 2000. The number of admissions to movie theaters in the United States was approximately 1.42 billion in 2000 up approximately 25% from
1.14 billion in 1991. The motion picture industry in the United States has changed substantially over the last 30 years and continues to evolve rapidly. With the advent of network, broadcasting television alliances, cable television and home video, the market has expanded faster than at any other time. Movies are being bought for pay-television cable networks as well as for the traditional outlets of theaters and network television. With the expansion of audience markets, distribution is no longer limited to the major distributors and the broadest possible audience appeal. With this media expansion, less general, more specific audiences can be sought and profitably exploited such as for science fiction or horror films or films geared to children or to women.

         Historically, the major studios financed, produced and distributed the vast majority of American-made motion pictures. More recently, independent producers have produced many of the motion picture releases. Today, much of the financing and distribution of significant motion pictures remains in the control of the major studios. Many of the major Hollywood film production companies have become part of large conglomerate business operations, or have, for a variety of reasons, diversified their operations. As a result, these companies have adopted a policy of producing only a relatively small number of films each year. Consequently, many smaller, independent film production companies, much like our company, have been established in recent years.

         The following general description is a simplified overview of the complex process of producing motion pictures and is intended as an aid in understanding the film industry and does not describe what will necessarily occur in the case of any particular motion picture. The general description applies to independent film companies, as well as to major motion picture studios. The business of BellaCasa will involve the actual development and production of motion pictures.

         The procedures and practices described in the following generalized discussion relating to the motion picture industry are intended only to provide a background against which the business of our company may be evaluated. There can be no assurance that the procedures and practices described in the following generalized discussion will apply in any particular instance to the business of BellaCasa.

Production of Motion Pictures

         During the filmmaking process, which takes approximately 12 to 24 months from the start of the development phase to theatrical release, a film progresses through several phases. The four stages of motion picture production are development, pre-production, principal photography and post-production. After the movie producer completes that process, the film is distributed and marketed. The following is a brief summary of each stage of production.

Development and Pre-production

         In the development stage of a motion picture project, literary material for the project is acquired, either through an option to acquire such rights, or by engaging the writer to create original literary material. If the literary material is not in script form, a writer must be engaged to create a script. The script must be sufficiently detailed to provide the production company and others participating in the financing of a motion picture with enough information to estimate the cost of producing the motion picture. Only a small percentage of projects in development will become completed motion pictures. During the pre-production stage, the production company hires creative personnel including the principal cast members. It also uses this time to establish shooting locations and schedules. The production company also prepares the budget and secures the necessary financing. Pre-production activities are usually more expensive than the development process. In cases involving unique or desired talent, commitments must be made to keep performers available for the picture.


Principal Photography and Post-production

         The process of principal photography is the actual filming of a motion picture. During principal photography, almost all of the film footage is shot, although additional scenes may be added during post-production. This part of the making of a movie together with creating special effects is the most costly stage of producing a motion picture. Principal photography generally takes from eight to twelve weeks to complete. Bad weather at locations, the illness of a cast or crew member, disputes with local authorities or labor unions, a director's or producer's decision to shoot scenes for artistic reasons, and other, often unpredictable, events can seriously delay the scheduled completion of principal photography and substantially increase its costs. If a motion picture reaches the principal photography stage, it usually will be completed. Following principal photography is the post-production stage. During post-production, the motion picture film is edited to its final form. Music is added, as is dialogue and special effects. Music and film action are synchronized during this stage as the film is brought to its completed form. The picture negative is then readied for the production of release prints. While the post-production stage may extend for any period, depending upon editing difficulties or the addition of new material, on the average, post-production may take from approximately 2 to 4 months. Most motion pictures that reach the post-production stage are eventually completed and distributed.

Distribution of Motion Pictures

         One of the most important aspects of the motion picture industry is distribution. Once a film is produced, it must be distributed. Whether a motion picture is produced by a major studio or an independent production company, arrangements with various distributors must be developed. The only distinction between the distribution of major studio films and independent productions is that studios have close and longstanding distribution arrangements with various distributors in numerous distribution channels, whereas independent production companies must develop distribution arrangements on a film-by-film basis.

         Motion picture revenues are derived from the worldwide licensing of a motion picture to several distinct markets, each having its own distribution network and potential for profit. The selection of the distributor for each of our feature films will depend upon a number of factors. Our most basic criterion is whether the distributor has the ability to secure bookings for the exhibition of the film on satisfactory terms. We will consider whether, when and in what amount the distributor will make advances to us. We will also consider the amount and manner of computing distribution fees and the extent to which the distributor will guarantee certain print, advertising and promotional expenditures. We do not commit to raising substantial funds such as by this offering for the actual production of a particular film unless we believe that adequate distribution arrangements for the film can be made.

         Most of the revenues produced by a film are usually generated during the first five years after the film's initial domestic theatrical release. Movies that are commercially successful may continue to generate revenues beyond five years from the re-licensing of distribution rights in certain media, including television and home video, and from the licensing of distribution rights with respect to new media and technologies. The timing of revenues received from the various sources varies from film to film. The markets for film product have been undergoing rapid changes due to technical and other innovations. As a consequence, the sources of revenue available have been changing rapidly and the relative importance of the various markets as well as the timing of such revenue have also changed and can be expected to continue to change.

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

         Although there are no definitive statistics to determine the number of productions that are initiated with the intention of theatrical distribution, according to the Internet Movie Database, an Amazon.com company maintaining a catalog of over 250,000 films made since the beginning of the motion picture industry, over 5,000 movies were completed in the year ending December 31, 2000. Of those films, according to the Motion Picture Association of America, only 478 were released in theaters. Of those released in theatres, only 281 films were not distributed by the major studios: Walt Disney Company; Sony Pictures Entertainment, Inc.; Metro-Goldwyn-Mayer Inc.; Paramount Pictures Corporation; Twentieth Century Fox Film Corp.; Universal Studios, Inc.; Warner Bros.; and all of their affiliates. Furthermore, of those 281 films, only a small number remained in theaters a period of time comparable to that of the major studio releases.

         The following is a brief summary of each of the sources of revenue from motion pictures and the distinct distribution process associated with each. We expect our movies to generate revenue from all of these sources.

Theatrical Distribution

         The distributor and theatrical exhibitor generally enter into license agreements providing for the payment by the exhibitor to the distributor of a percentage of box office receipts after deducting the exhibitor's overhead or a flat amount. The percentage generally ranges from 35-60% and may change for each week the film plays in a specific theater, depending on the motion picture's success at the box office. The balance, known as the gross film rental, is remitted to the distributor. The distributor then retains a distribution fee from the gross film rental and recovers the costs of distributing the film, consisting primarily of advertising, marketing, and production cost, and the cost of manufacturing release prints. The balance, if any, after recouping any advance or minimum guarantee previously paid is then paid to the producer based on a predetermined split between the producer and distributor.

Theatrical Distribution-United States

         Recently, United States theatrical exhibition has generated a declining percentage of the total income earned by most pictures largely because of the increasing importance of cable and pay television, home video and other ancillary markets. Nevertheless, the total revenues generated in the United States theatrical market are still increasing and are still likely to account for a large percentage of revenues for a particular film. In addition, performance in the United States theatrical market generally has a profound effect on the value of the picture in other media and other markets. For a picture's initial theatrical release, the United States theater exhibitor will usually pay to a distributor a percentage of the box office receipts which is negotiated based upon the expected appeal of the motion picture. The percentage of box office receipts remitted to the distributor is known as film rentals and customarily diminishes during the course of the picture's theatrical run. Typically, the distributor's share of total box office receipts over the entire initial theatrical release period will average between 35 to 60 percent; the exhibitor will retain the remaining 40 to 65 percent. The exhibitor will also retain all receipts from the sale of food and drinks at the theater. Occasionally, an exhibitor will pay to the distributor a flat fee or percentage of the box office receipts against a guaranteed amount.

Theatrical Distribution-Foreign

         While the value of the foreign theater market varies due to currency exchange rate fluctuations and the political conditions in the world or specific territories, it continues to provide a significant source of revenue for theatrical distribution. Because this market is comprised of a multiplicity of countries and, in some cases, requires the making of foreign language versions, the distribution pattern stretches over a longer period of time than does the United States theatrical market. Major studios usually distribute motion pictures in foreign countries through local entities. Distribution fees to these firms usually vary between 35 and 40 percent depending upon the territory or financial arrangements. These local entities generally will be either wholly-owned by the distributor, a joint venture between the distributor and another motion picture company, or an independent agent or sub-distributor. These local entities may also distribute motion pictures of other producers, including some major studios. Film rental agreements with foreign exhibitors take a number of different forms, but typically provide for payment to a distributor for a fixed percentage of box office receipts or a flat amount. Risks associated with foreign distribution include fluctuations in currency values and government restrictions or quotas on the percentage of receipts that may be paid to the distributor, the remittance of funds to the United States and the importance of motion pictures to a foreign country.

Home Video

         A motion picture typically becomes available for videocassette and digital videodisk or DVD distribution within four to six months after its initial domestic theatrical release. Home video distribution consists of the promotion and sale of videocassettes and DVD to local, regional and national video retailers who rent or sell cassettes and disks to consumers primarily for home viewing. Most films are sold at a wholesale price to video rental stores, which rent the cassettes and DVD to consumers. Owners of films generally do not share in rental income. Following the initial marketing period, selected films are re-marketed at a wholesale price for sale in cassette or DVD form to consumers. These "sell-through" arrangements are used most often with films that will appeal to a broad marketplace or to children. Some films are initially offered at a price designed for sell-through rather than rental when it is believed that the ownership demand by consumers will result in a sufficient level of sales to justify the reduced margin on each cassette or DVD sold.

         The home video market in the Unites States and abroad has experienced substantial growth in the past several years and film industry analysts predict a period of continued growth. There are indications, however, that accessing movies "on demand" on a pay-per-view basis may be a viable alternative to video rental as new technology is developed in the future. This development may impact video rentals but would likely be offset by comparable increases in pay-per-view usage and profit margins due to lower distribution costs and lower prices for viewers plus the convenience of faster selection and at-home selection.

         Certain foreign territories in particular have seen increased utilization of home video units due to the relative lack of diversified television programming. Sales of videocassettes have increased in such markets in recent years. Although growth in this area may slow because of an increase in television programming in such foreign territories, receipts from home video in these markets can be expected to continue to be significant. Home video arrangements in international territories are similar to those in domestic territories except that the wholesale prices may differ.

Television

         Television rights are generally licensed first to pay-per-view for an exhibition period within six to nine months following initial U.S. theatrical release. Within twelve to fifteen months after the initial domestic release, the rights are then licensed to pay television, then in certain cases to free television for an exhibition period, and then to pay television again. These films are then syndicated to either independent stations or basic cable outlets.

Cable and Pay Television

         Pay television rights include rights granted the cable, direct broadcast satellite, pay-per-view and other services paid for by subscribers. Pay television companies have entered into output contracts with one or more major motion picture production companies on an exclusive or non-exclusive basis to insure themselves a continuous supply of motion picture programming. Some pay television services have required exclusivity as a precondition for such contracts. Pay-per-view television allows subscribers to pay for individual programs, including recently released movies, on a per use basis. Pay television allows cable television subscribers to view such channels as HBO, Showtime, The Movie Channel, Lifetime, and A&E, which are offered by their cable system operators for a monthly subscription fee. Since groups of motion pictures are typically packaged and licensed for exhibition on television over a period of time, revenues from these television licensing "packages" may be received over a period that extends beyond five years from the initial domestic theatrical release of a particular film. Motion pictures are also packaged and licensed for television broadcast in international markets.

         The pay television market is characterized by a large number of sellers and few buyers. However, the number of motion pictures utilized by these buyers is extremely large and a great majority of motion pictures that receive theatrical exhibition in the United States are shown on pay television.

Network Television

         In the United States, broadcast network rights are granted to ABC, CBS, Fox, NBC or other entities formed to distribute programming to a large group of stations. The commercial television networks in the United States license motion pictures for a limited number of exhibitions during a period that usually commences two to three years after a motion picture's initial theatrical release. During recent years, only a small percentage of motion pictures have been licensed to network television, and the fees paid for such motion pictures have declined. This decline is generally attributed to the growth of the pay television and home video markets, and the ability of commercial television networks to produce or acquire made-for-television motion pictures at a lower cost than license fees previously paid for theatrical motion pictures.

Television Syndication

         Distributors also license the right to broadcast a motion picture on local, commercial television stations in the United States, usually for a period commencing five years after initial theatrical release of the motion picture, but earlier if the producer has not entered into a commercial television network license. This activity, known as syndication, has become an important source of revenues as the number of, and competition for programming among, local television stations has increased.

Foreign Television Syndication

         Motion pictures are now being licensed in the foreign television market in a manner similar to that in the United States. The number of foreign television stations as well as the modes of transmission has been expanding rapidly, and the value of such markets has been likewise increasing and should continue to increase.

         Producers may license motion pictures to foreign television stations during the same period they license such motion pictures to television in the Unites States. Governmental restrictions and the timing of the initial foreign theatrical release of the motion pictures in a particular country may delay the exhibition of a motion picture in that country.

International Markets Growth and Tastes

         Motion picture distributors and producers derive revenue from international markets in the same media as domestic markets. The growth of foreign revenues has been dramatic, and now accounts for more than half of the total revenues of many films. The increase in revenues is currently being driven primarily from the growth of television abroad. The increase in foreign television viewers and foreign revenues is likely to continue. Although the increased level of foreign viewers affects the revenues of most films, the effect is not uniform. Action films and films with major stars benefit most from foreign revenues as compared to films with uniquely American themes with unknown actors.

Non-Theatrical and Other Rights

         Films may be licensed for use by airlines, schools, public libraries, community groups, the military, correctional facilities, cruise ships and others.

         We anticipate not only acquiring and producing motion pictures but also capitalizing on other marketing opportunities associated with these properties. We intend to exploit all available rights in each film, including the publishing and promotion of music, the incorporation of original songs on the sound track for subsequent use in promotion, sound track albums and story-telling records and the licensing of merchandising rights.

Independent Film Production and Distribution

         The film production process, including development, pre-production, and production, for independent production companies not backed by major studios, such as BellaCasa Productions, Inc., and the major studios, is essentially the same. However, independent producers typically create motion pictures at substantially lower average production costs than major studios. Major studios typically release films with direct production costs ranging from $25 million to in excess of $100 million. According to the Motion Picture Association of America, from 1990 to 2000, the major studios' average production costs, including overhead and capitalized interest, commonly referred to as "negative cost," have increased from $26.8 million to $54.8 million. According to industry studies by Paul Kagan Associates, the trend on the part of major studios toward wider-release blockbusters over the past ten years has led to a decline in profitability, while the efficiency, which is measured by Paul Kagan Associates as the ratio of a film's estimated revenues against negative and releasing costs, and quality of smaller production films have been on the rise.

Government and Other Regulation

         Censorship

         An industry trade association, the Motion Picture Association of America, assigns ratings for age group suitability for domestic theatrical distribution of motion pictures under the auspices of its Code and Rating Administration. The film distributor generally submits its film to the Code and Rating Administration for a rating. We plan to follow the practice of submitting our pictures for ratings.

         Television networks and stations in the United States as well as some foreign governments may impose additional restrictions on the content of a motion picture that may wholly or partially restrict exhibition on television or in a particular territory.

         We will not engage in the production of X-rated material. We plan to make motion pictures that appeal to the tastes of the vast majority of the movie-going public. We plan to produce our motion pictures so there will be no material restrictions on exhibition in any major market or media. This policy may require production of "cover" shots or different photography and recording of certain scenes for insertion in versions of a motion picture exhibited on television or theatrically in certain territories.

         There can be no assurance that current and future restrictions on the content of our films may not limit or affect our ability to exhibit our pictures in certain territories and media.

         Theatrical distribution of motion pictures, in a number of states and certain jurisdictions, is subject to provisions of trade practice laws passed in those jurisdictions. These laws generally seek to eliminate the practice known as "blind bidding" and prohibit the licensing of films unless theater owners are invited to attend screenings of the film first. In certain instances, these laws also prohibit payment of advances and guarantees to film distributors by exhibitors.

         Labor Laws

         Many individuals associated with our productions, including actors, writers and directors, are members of guilds or unions, which bargain collectively with producers on an industry-wide basis from time to time. Our operations are dependent upon our compliance with the provisions of collective bargaining agreements governing relationships with these guilds and unions. Strikes or other work stoppages by members of these unions could delay or disrupt our activities. However, the extent to which the existence of collective bargaining agreements may affect us in the future is not currently determinable.

Intellectual Property Rights

         Rights to motion pictures are granted legal protection under the copyright laws of the United States and most foreign countries. These laws provide substantial civil and criminal penalties for unauthorized duplication and exhibition of motion pictures. Motion pictures, musical works, sound recordings, artwork, and still photography are separately subject to copyright under most copyright laws. We plan to take appropriate and reasonable measures to secure, protect, and maintain copyright protection for all of our pictures under the laws of the applicable jurisdictions. Motion picture piracy is an industry-wide problem. Our industry trade association provides a piracy hotline and investigates all piracy reports. The results of such investigations may warrant legal action, by the owner of the rights, and, depending on the scope of the piracy, investigation by the Federal Bureau of Investigation with the possibility of criminal prosecution.

         Copyright in a motion picture is automatically secured when the work is created and "fixed" in a copy. The United States Copyright Office registers claims to copyright and issues certificates of registration but does not "grant" or "issue" copyrights. Only the expression (camera work, dialogue, sounds, etc.) fixed in a motion picture is able to be protected under copyright. Copyright does not cover the idea or concept behind the work or any characters portrayed in the work. Registration in the Copyright Office establishes a public record of the copyright claim.

         To register a motion picture, a signed application; a complete copy of the motion picture being registered; a written description of the contents of the motion picture; and a filing fee must be sent to the United States Copyright Office. A copyright registration is effective on the date the Copyright Office receives all the required elements in acceptable form.

         Ordinarily, a number of individuals contribute authorship to a motion picture, including the writer, director, producer, camera operator, editor, and others. These individuals are not always considered the "authors," however, because a motion picture is frequently a "work made for hire." In the case of a work made for hire, the employer, BellaCasa Productions, Inc., not the individuals who actually created the work, is considered the author for copyright purposes.

         For copyright purposes, publication of a motion picture takes place when one or more copies are distributed to the public by sale, rental, lease or lending, or when an offering is made to distribute copies to a group of persons (wholesalers, retailers, broadcasters, motion picture distributors, and the like) for purposes of further distribution or public performance. A work that is created (fixed in tangible form for the first time) on or after January 1, 1978, is automatically protected from the moment of its creation and is ordinarily given a term enduring for the author's life plus an additional 70 years after the author's death. For works made for hire, the duration of copyright will be 95 years from publication or 120 years from creation, whichever is shorter.

         Although we plan to copyright all of our film properties and projects, there is no practical protection from films being copied by others without payment to our company, especially overseas. We may lose an indeterminate amount of revenue as a result of motion picture piracy. Being a small company, with limited resources, it will be difficult, if not impossible, to pursue our various remedies.

         Motion picture piracy is an international as well as a domestic problem. It is extensive in many parts of the world. In addition to the Motion Picture Association of America, the Motion Picture Export Association, the American Film Marketing Association, and the American Film Export Association monitor the progress and efforts made by various countries to limit or prevent piracy. In the past, these various trade associations have enacted voluntary embargoes of motion picture exports to certain countries in order to pressure the governments of those countries to become more aggressive in preventing motion picture piracy. The United States government has publicly considered trade sanctions against specific countries that do not prevent copyright infringement of American motion pictures. There can be no assurance that voluntary industry embargoes or United States government trade sanctions will be enacted. If enacted, such actions may impact the revenue that we realize from the international exploitation of our motion pictures. If not enacted or if other measures are not taken, the motion picture industry, including us, may lose an indeterminate amount of revenue as a result of motion picture piracy.

Competition

         The motion picture industry is intensely competitive. Competition comes from companies within the same business and companies in other entertainment media that create alternative forms of leisure entertainment. We will be competing with the major film studios that dominate the motion picture industry. Some of these firms we compete with include: News Corporation's Twentieth Century Fox; AOL Time Warner's Warner Bros. including Turner, New Line Cinema and Castle Rock Entertainment; Viacom's Paramount Pictures; Vivendi Universal's Universal Studios; Sony Corp.'s Sony Pictures including Columbia and TriStar; Walt Disney Company's Buena Vista, Touchstone and Miramax and Metro-Goldwyn-Mayer including MGM Pictures, UA Pictures, Orion and Goldwyn. We will also compete with numerous independent motion picture production companies, television networks, and pay television systems, for the acquisition of literary properties, the services of performing artists, directors, producers, and other creative and technical personnel, and production financing. Nearly all of the firms we will compete with are organizations of substantially larger size and capacity, with far greater financial and personnel resources and longer operating histories, and may be better able to acquire properties, personnel and financing, and enter into more favorable distribution agreements. In addition, our films compete for audience acceptance with motion pictures produced and distributed by other companies. Our success is dependent on public taste, which is both unpredictable and susceptible to rapid change.

         In order to be competitive, we intend to create independent motion pictures of aesthetic and narrative quality comparable to the major film studios that appeal to a wide range of public taste both in the United States and abroad. We plan to be very selective in which literary properties we will acquire and develop and which on- and off-screen talent we will employ. Also, we plan on exploiting all methods of distribution available to motion pictures.

Facilities

         We currently lease approximately 300 square feet of office space from Universal Studios in Universal City, California. The current monthly rental amount is $873. Our lease began in January 1999, adjusted in May 2001, and continues on a month-to-month basis until terminated by either party with 30 days written notice. The space is adequate for our purposes at present.

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

Employees

         We currently have one employee, our president and chief executive officer, Mr. Frank LaLoggia. Our other officers, including Mr. La Marca will assume employee status upon completion of this offering. We may utilize independent contractors and consultants from time to time to assist in developing, producing and promoting our motion pictures. Independent contractors are generally paid on a commission, hourly or job-related basis, depending on the services being performed.

                                   MANAGEMENT

Directors and Executive Officers

Our directors and executive officers are:

Name                     Age        Position
----                     ---        --------
Frank LaLoggia           47         Chairman of the Board, President
                                    and Chief Executive Officer
Katherine Helmond        69         Director
Scott P. Schomer         38         Chief Financial Officer and
                                    Director
Andrew G. La Marca       46         Vice President and Chief Operating Officer
Susan Schindler          54         Treasurer and Secretary


Frank LaLoggia has served as our chairman of the board, president and chief executive officer since our incorporation in July 1998. From 1974 to July 1998, Mr. LaLoggia was an independent writer, producer and director. Mr. LaLoggia began making short films at the age of 16. Among the awards he garnered for his early efforts are the Photographic Society of America Award, the Gold Medal Award from the Atlanta Film Festival, the Cine Eagle Award and the Francis Scott Key Award from the Boston Film Festival. Mr. LaLoggia's first feature film, "Fear No Evil" was produced independently and distributed worldwide by AVCO Embassy Pictures. "Lady in White", which he wrote, produced, directed and composed the original score for, was also independently produced and distributed worldwide. Mr. LaLoggia also directed "The Haunted Heart" which starred Academy Award nominee Diane Ladd and Academy Award winner Olympia Dukakis.

Katherine Helmond has been a director of our company since its inception in July 1998. Ms. Helmond has been an actress for nearly 30 years and a director for more than the past five years. She is an Emmy and Tony Award nominee and winner of two Golden Globe Awards and both the New York and Los Angeles Drama Critics Awards. She is best known for her acting roles on the renowned television series, "Soap", "Who's The Boss" and "Coach." Her movies include Alfred Hitchcock's "Family Plot"(1978); Terri Gilliam's "Time Bandits"(1981), "Brazil"(1985) and his recent "Fear and Loathing in Las Vegas"(1998); Robert Wise's "The Hindenberg"(1975), and Frank LaLoggia's "Lady in White"(1988).

Scott P. Schomer has been a director of our company and our chief financial officer since August 1999. He has also been vice president of legal affairs for Tag Entertainment, Inc., since February 2001. From January 2000 to January 2001, Mr. Schomer was vice president of legal affairs of Stayhealthy, Inc. From September 1999 to January 2000, he maintained an independent private law practice. From June 1998 to August 1999, he was general counsel for Century West Financial Corporation, a real estate investment company. For the previous six years, he was a litigation attorney with the Los Angeles law firm of Allen, Matkins, Leck, Gamble & Mallory, LLP. Mr. Schomer, a member of the California Bar, has served since 1997 as a Judge of the Los Angeles Municipal Court. He has also been president of the Los Angeles Center for Law and Justice. Mr. Schomer is a graduate of Western Michigan University and received his law degree from Boston University.

Andrew G. La Marca has agreed to join our company as vice president and chief operating officer upon completion of this offering. He has been involved in the production of motion pictures for the past 15 years. From March 1999 to October 1999, he was the line producer of "Gun Shy" for Fortis Films and Walt Disney Company. From January 1997 through June 1998, he was employed by Paramount Pictures Corporation as the line producer of "The Out of Towners" and the production manager of "Odd Couple II-Travelin' Light." From January 1996 to January 1997, Orion Pictures employed Mr. La Marca as the line producer for the movie "Eight Heads in a Duffel Bag." From January 1995 to January 1996, he was co-producer of the movie "Ace Ventura-When Nature Calls" for Morgan Creek Productions. From January 1994 to January 1995, he was employed by Walt Disney Company as co-producer of "The Puppet Masters."

Susan Schindler is our treasurer and secretary, positions she has held since May 1999. From 1989 to February 1999, Ms. Schindler was the owner and president of "Brainwash", a San Francisco nightclub and cafe that also is a full-service laundromat. From April 1997 to the present, she has been a managing member of ATM Providers, LLC, a company that sells and places automated teller machines. She is a graduate of University of California at Berkeley.

         Mr. LaLoggia has devoted full-time to his position with us since our incorporation and will continue to do so pursuant to his employment agreement. The other officers and directors have been available as needed, which has varied between 5-10 hours per month. The time spent by our officers and directors will significantly increase after this offering is deemed effective.

Board of Directors and Committees

         All directors hold office until the next annual meeting of the shareholders and the election of their successors. Officers are elected annually by the board of directors and serve at the discretion of the board.

         Our board of directors will establish two standing committees, an audit committee and a compensation committee, the members of which have not yet been appointed.

         Our audit committee will:

      o recommend, to the entire board of directors, the independent public accountants to be engaged by us
      o  review the plan and scope of our annual audit
      o review our internal controls and financial management policies with our independent public accountants
      o  review all related party transactions.

         The compensation committee will:

      o review and recommend, to our entire board of directors, compensation and benefits to be paid to our officers and directors
      o  administer our stock option plan
      o  approve the grant of options under the stock option plan
      o establish and review general policies relating to compensation and benefits of our employees.

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

Board of Advisors

         We have a four-member board of advisors. Members of this board possess extensive experience in the motion picture industry, where they have worked individually and collectively in a variety of disciplines related to the industry. They serve at the behest of the board of directors and are available to give advice in all areas of the motion picture industry. Their term of office will not exceed a period of five years.

         The members of our board of advisors generally receive a one-time issuance of 25,000 shares of our common stock. A total of 125,000 shares of our common stock was issued to Messrs. Levy, Carpenter, Dobson, and Bancalari when they joined the advisory board. The shares were issued in reliance on the private placement exemption under the Securities Act of 1933, as amended. Such shares will not be available for sale in the open market without registration, except in reliance upon Rule 144 under the Act.

The following are brief biographical summaries of the members of our board of advisors.

Norman Levy has held prominent positions in the motion picture industry for nearly 30 years. Mr. Levy has been president and chief executive officer of Creative Film Enterprises, a motion picture financing, production and distribution company since January 1991. From 1985 to December 1990, he was chairman of New Century/Vista Film Company. From 1980 to 1985, he served in various executive and management positions with Twentieth Century Fox including president of 20th Century Fox Entertainment and vice chairman of the holding company, 20th Century Fox Corporation. During his tenure at 20th Century Fox, Mr. Levy oversaw the production and distribution of such films as "Return of the Jedi", "The Empire Strikes Back", "Romancing the Stone", "Nine to Five" and "The Verdict." From 1974 to 1980 he was with Columbia Pictures where he served as president of Columbia Pictures Distributing and Marketing and managed the distribution and marketing of the critically acclaimed and financially successful films "Close Encounters of The Third Kind", "Midnight Express", "Taxi Driver", "Funny Lady", and "The China Syndrome." From 1967 to 1974, Mr. Levy held various executive positions at National General Pictures, which he joined after having been employed by Universal Pictures in various administrative and sales positions beginning in 1957. Mr. Levy is a voting member of the Executive Branch of the Academy of Motion Picture Arts and Sciences.

Russell Carpenter served as director of our company from July 1998 to July 1999. Mr. Carpenter, A.S.C., is an Academy Award winner. He was director of photography of "Titanic", directed by James Cameron, and received the Oscar for Best Cinematography. This was the third time he and Mr. Cameron have worked together. In addition to the action-comedy "True Lies", he was director of photography for the multimedia footage for "Terminator 2-3D, on view at Universal Studios' Orlando theme park. In contrast to his action credits, "The Indian in the Cupboard" revealed an intimate photographic style developed by Mr. Carpenter for the delicacy of the story. He was the director of photography for "Hard Target", "Attack of the 50 Ft. Woman", "The Lawnmower Man", "Perfect Woman", "Solar", the haunting "Lady in White", and the recently released "Money Talks" with Stan Winston directing. Mr. Carpenter photographed the Michael Jackson music video "Ghosts." He recently completed photography for "The Negotiator" and "Charlie's Angels."

Vini Bancalari is the president and founder of Elite Entertainment, Inc., a company that specializes in the restoration and distribution of classic films. Elite has released in laser disc and optical disc format-DVD, a well-respected collection of genre film classics to the home video market. Elite's recent contract for digital transfer of the film library of Hammer Film Productions Limited has placed the company into the realm of classic genre cinema. Among the titles Elite has remastered and distributed on laserdisc or DVD are "Night of the Living Dead", " Nightmare on Elm Street", "The Evil Dead", "Re-Animator", "Dracula-Prince of Darkness", "Quartermass and the Pit", "The Devil Rides Out" and Frank LaLoggia's classic ghost tale, "Lady in White."

Jimmy Dobson is president and co-founder of Indie P.R., a boutique entertainment industry public relations firm. He has created publicity campaigns for many films, television shows and individual clients including "X-Files" and its star David Duchovny. Some of Mr. Dobson's clients include actors Roseanne, Kirstie Alley, Diane Ladd, Carol Burnett and Andrew Dice Clay. His music clients have included Grace Jones, "The Grateful Dead" and "The Beach Boys."

                EXECUTIVE COMPENSATION AND EMPLOYMENT AGREEMENTS

Summary Compensation Table

                                                     Annual Compensation


Name and Principal Position         Year       Salary         Bonus         Other Annual Compensation
------------------------------------------------------------------------------------------------------------
Frank LaLoggia,                     1998         -0-           -0-                     -0-
President and CEO                   1999         -0-           -0-                     -0-
                                    2000    $25,000(1)(2)      -0-                     -0-
------------------------------------------------------------------------------------------------------------
Katherine Helmond,                  1998         -0-           -0-      50,000 shares valued at $5,000(2)
Director                            1999         -0-           -0-                     -0-
                                    2000         -0-           -0-                     -0-
------------------------------------------------------------------------------------------------------------
Scott P. Schomer,                   1998         -0-           -0-                     -0-
Director                            1999         -0-           -0-      50,000 shares valued at $5,000(2)
                                    2000         -0-           -0-                     -0-
------------------------------------------------------------------------------------------------------------
Andrew G. La Marca,                 1998         -0-           -0-                     -0-
Director                            1999         -0-           -0-      50,000 shares valued at $5,000(2)
                                    2000         -0-           -0-                     -0-
------------------------------------------------------------------------------------------------------------
Susan Schindler,                    1998         -0-           -0-                     -0-
Director                            1999         -0-           -0-      50,000 shares valued at $5,000(2)
                                    2000         -0-           -0-                     -0-
------------------------------------------------------------------------------------------------------------

(1) Mr. LaLoggia's compensation was accrued, pursuant to his employment agreement, but not paid. This amount represents the salary accrued from October 1, 2000 through December 31, 2000.
(2)      No other compensation was paid.

         We have not paid any salaries to any of our officers or directors. On August 31, 2000, we entered into a one-year employment agreement with Mr. LaLoggia, which has since been extended for an additional year. The term of the agreement began on October 1, 2000 and provides for an annual salary of $100,000 and standard benefits. Although Mr. LaLoggia has not received any salary to date, his salary has been accruing since October 1, 2000; $25,000 for the three months ended December 31, 2000 and $75,000 for the nine months ended September 30, 2001 for a total of $100,000 as of September 30, 2001. We do not intend to pay any other officer or director annual compensation exceeding $100,000 during the next 12 months.

         We do not presently have any other employment or consulting agreements. We may enter into employment agreements with certain officers, directors or other key personnel in the future.

Directors' compensation

         Directors who are also employees receive no additional compensation for attendance at board meetings. Non-employee directors will receive $500 for attendance at each board meeting or committee meeting. Our directors will be reimbursed for reasonable expenses incurred in attending meetings. No director's fees have been paid to date. Directors may also be granted stock options under our stock option plan. We anticipate that our board will hold regularly scheduled quarterly meetings.

                                STOCK OPTION PLAN

         On July 29, 1998, our board of directors and a majority of our shareholders adopted the 1998 BellaCasa Productions, Inc. Stock Option Plan. The plan authorizes the granting options to purchase up to 1,000,000 shares of common stock. The board's responsibility includes the selection of option recipients, as well as, the type of option granted and the number of shares covered by the option and the exercise price. No options have been granted under the plan.

         Plan options may either qualify as non-qualified options or incentive stock options under Section 422 of the Internal Revenue Code. Any incentive stock option granted under the plan must provide for an exercise price of at least 100% of the fair market value on the date of such grant and a maximum term of ten years. If the employee owns more than 10% of our stock, the exercise price of any incentive option granted must be at least 110% of fair market value and must be exercised within five years after the grant.

         All of our officers, directors, key employees and consultants will be eligible to receive non-qualified options under the plan. Only officers, directors and employees who are formally employed by BellaCasa are eligible to receive incentive options.

         All incentive options are non-assignable and non-transferable, except by will or by the laws of descent and distribution. If an optionee's employment is terminated for any reason other than death, disability or termination for cause, the stock option will lapse on the earlier of the expiration date or three months following the date of termination. If the optionee dies during the term of employment, the stock option will lapse on the earlier of the expiration date of the option or the date one-year following the date of death. If the optionee is permanently and totally disabled within the meaning of Section 22(e)(3) of the Internal Revenue Code, the plan option will lapse on the earlier of the expiration date of the option or one year following the date of such disability.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our articles of incorporation and by-laws indemnify our directors and officers to the fullest extent permitted by Nevada corporation law. Insofar as indemnification for liability arising under the Securities Act may be permitted to directors, officers, and controlling persons, we are aware that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is unenforceable.

                             PRINCIPAL SHAREHOLDERS

         The following table describes certain information regarding certain individuals who beneficially owned our common stock on September 30, 2001. In general, a person is considered a beneficial owner of a security if that person has or shares the power to vote or direct the voting of such security, or the power to dispose of such security. A person is also considered to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within 60 days.

         The individuals included in the following table are

      o people who we know beneficially own or exercise voting or control over 5% or more of our common stock,
      o  each of our directors, and
      o  all executive officers and directors as a group.


                             Shares
                          Beneficially      Percentage             Percentage After Offering
                          Owned Before       Before       -------------------------------------------
Name                        Offering        Offering        10% Sold     25% Sold        50% Sold        75% Sold       100% Sold
----                        --------        --------        --------     --------        --------        --------       ---------
Frank LaLoggia               4,788,700           59.3%         58.4%        57.1%             55.2%           53.3%           51.6%
Katherine Helmond               50,000    Less than 1%            *            *       Less than 1%    Less than 1%    Less than 1%
Scott P. Schomer                50,000    Less than 1%            *            *       Less than 1%    Less than 1%    Less than 1%
Susan Schindler                 50,000    Less than 1%            *            *       Less than 1%    Less than 1%    Less than 1%
Andrew G. La Marca             250,000            3.1            3.0          3.0              3.0             2.8             2.7

All directors and
executive officers
- 5 persons - as a group     5,188,700           64.2%          63.3%        61.9%            59.8%           57.8%           55.9%

                    * Less than 1%


         The address of all directors and executive officers is 100 Universal City Plaza, Building 473, Suite 305, Universal City, CA 91608.

                             PRIOR RULE 504 OFFERING

         In July 1998, we commenced and completed an offering of common stock at $0.0001 per share, pursuant to Rule 504 of Regulation D under the Act. A total of 1,400,000 shares of our stock was sold for $140.

         In December 1998, we commenced an offering of common stock at $0.10 per share pursuant to Rule 504 of Regulation D under the Act. Management sold 1,365,500 shares of our stock for a total of $136,500. The sale was completed in January 1999.

                              CERTAIN TRANSACTIONS

         Upon our formation, we issued 4,951,000 shares, which were valued at $492, to our founder, Mr. LaLoggia. The consideration for these shares was the ownership rights to Mr. LaLoggia's two screenplays, "The Giant" and "Hands." Mr. LaLoggia acquired his interest in "The Giant" New Sky Communications, Inc. in exchange for the right to receive 5% of the total budget of the associated film up to a maximum of $750,000 if the film is ultimately produced. We acquired the rights to "The Giant" subject to that agreement. The ownership rights to the two screenplays were recorded on our balance sheet at the nominal amount of $492 without allocation. As part of "The Giant" acquisition, we also received more than 1,500 storyboard drawings, which are completed visual representations of the camera setups to be used in the film "The Giant."

         Mr. LaLoggia made unsecured advances to us totaling $20,000 as of December 31, 1998. These advances were repaid with interest at 10%. During 1999, an additional advance of $4,000 which was non-interest bearing was made to us and was repaid in 2000. For the period January 2000 to September 30, 2001, Mr. LaLoggia made additional non-interest bearing and unsecured advances to us in the amount of $140,582. These advances are due on October 31, 2002.

         We also issued 375,000 shares to directors and certain individuals who comprise our advisory board as payment for services over their appointed terms. The payment is recorded as compensation expense as services are provided. The shares were valued at $0.10 per share. These shares were issued as follows:

on December 9, 1998
-------------------
Katherine Helmond                        50,000
David Tochman                            50,000
Lorie Zerweck                            50,000
Russell Carpenter                        50,000
Vini Bancalari                           25,000
Jimmy Dobson                             25,000
Norman Levy                              25,000

on August 4, 1999
-----------------
Susan Schindler                          50,000
Andrew La Marca                          50,000


Mr. Tochman and Ms. Zerweck resigned shortly after receipt of the shares.

On August 17, 1999 Ms. Zerweck's shares were returned to us and reissued to Scott Schomer.

                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock consists of 50,000,000 shares of common stock, and 25,000,000 shares of preferred stock, each having a par value of $0.0001 per share.

         As of September 30, 2001, there were 8,082,167 shares of our common stock issued and outstanding. None of our preferred stock has been issued. If all of the units in this offering are sold, there will be 9,282,167 shares of common stock and no preferred stock outstanding. There will also be 1,200,000 Class A warrants and 1,200,000 Class B warrants outstanding to purchase a total of 2,400,000 additional shares of our common stock. If 10% of the offering is sold, there will be 8,202,167 shares of common stock outstanding and 120,000 Class A warrants and 120,000 Class B warrants to purchase a total of 240,000 additional shares of common stock. If 25% of the offering is sold, there will be 8,382,167 shares of common stock outstanding and 300,000 Class A warrants and 300,000 Class B warrants to purchase a total of 600,000 additional shares of common stock. If 50% of the offering is sold, there will be 8,682,167 shares of common stock outstanding and 600,000 Class A warrants and 600,000 Class B warrants to purchase a total of 1,200,000 additional shares of common stock. If 75% of the offering is sold, there will be 8,982,167 shares of common stock outstanding and 900,000 Class A warrants and 900,000 Class B warrants to purchase a total of 1,800,000 additional shares of common stock.

         We had 64 shareholders of our common stock on September 30, 2001.

         All material provisions of our capital stock are summarized in this prospectus. However, the following description is not complete and is subject to applicable Nevada law and to the provisions of our articles of incorporation and bylaws. We have filed copies of these documents as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

         All holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. All common stockholders have no cumulative voting rights with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors then up for election. All holders of common stock are entitled to receive dividends and other distributions when, as and if, declared by the board of directors out of funds legally available. Shareholders should not expect to receive any cash dividends on their shares in the foreseeable future.

         Upon our liquidation or dissolution, all holders of our common stock will be entitled to share in the distribution of all assets remaining after payment of all debts, liabilities and expenses, and after providing for each class of stock, if any, having preference over our common stock. Shareholders have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the common stock.

         All of the outstanding shares of common stock, including the shares being offered, will be fully paid and non-assessable. Our directors, at their discretion, may borrow funds without stockholder prior approval, which potentially further reduces the liquidation value of our company's shares.

         Our common stock has no preemptive rights. The absence of these rights could, upon our sale of additional shares of common stock, result in the dilution of each stockholder's percentage ownership. Preemptive rights generally are not used in modern corporations because they delay, complicate and increase the cost of financing by the sale of stock or convertible securities.

Preferred Stock

         Pursuant to our articles of incorporation, our board of directors, without shareholder approval, is authorized to issue preferred stock in one or more series. It can fix the number of shares constituting any series, and can fix the terms, including the rights pertaining to dividends, conversions, voting, redemption and liquidation.

         If we issue preferred stock, it may have the effect of discouraging, delaying, or preventing a change in control of our company. The rights and privileges of our common stockholders are subject to, and may be adversely affected by, the rights of the holders of our preferred stock. We do not have plans to issue any shares of preferred stock at the present time.

Warrants

         The Class A and Class B warrants will be issued in accordance with the warrant agreement between Atlas Stock Transfer Corporation, the warrant agent, and us. Each Class A warrant will entitle the holder to purchase one share of our common stock upon payment of $1.50 prior to its expiration date. Each Class B warrant will entitle the holder to purchase one share of our common stock upon payment of $2.00 prior to its expiration date. The Class A warrants will expire at 5:00 PM Eastern Time, ___________, 2003. The Class B warrants will expire at 5:00 PM Eastern Time, _________, 2004. Other than the exercise price and the expiration date there are no differences between the Class A warrants and Class B warrants. The Class A and Class B warrants are being registered in this offering.

         Commencing immediately, we may redeem your warrants upon 30 days notice at $0.01 per warrant when the closing bid price of the common stock equals or exceeds $2.25 in the case of the Class A warrants and $3.00 in the case of the Class B warrants for 20 consecutive trading days ending three days prior to the mailing of the notice of redemption. You will have the right to exercise your warrants until the close of business on the date fixed for redemption. If we redeem any of the warrants, then we must redeem all of the warrants remaining unexercised at the end of the redemption period.

         The exercise price of the warrants and the number of shares of common stock that may be issued upon the exercise of the warrants will be adjusted upon the occurrence of specific events, including stock dividends, stock splits, combinations or reclassifications of our common stock. Additionally, an adjustment would be made in the case of a reclassification or exchange of common stock, consolidation or merger other than a consolidation or merger in which we are the surviving corporation, or sale of all or substantially all of our assets, in order to enable warrant holders to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares of common stock that might otherwise have been purchased upon the exercise of the warrant.

         The warrants are in registered form and may be presented to the warrant agent for transfer, exchange or exercise at any time on or prior to their expiration date, at which time they will be void and have no value. If a market for the warrants develops, the holder may sell the warrants instead of exercising them. There can be no assurance, however, that a market for the warrants will develop or, if developed, will continue.

         The warrants are not exercisable unless, at the time of the exercise, we have a current prospectus covering the shares of common stock issuable upon exercise of the warrants, and such shares have been registered, qualified or deemed to be exempt under the securities or blue sky laws of the state of residence of the exercising holders of the warrants. Although we have undertaken to use our best efforts to have all of the shares of common stock issuable upon exercise of the warrants registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the warrants, there can be no assurance that we will be able to do so.

         Although the securities will not knowingly be sold to purchasers in jurisdictions in which the securities are not registered or otherwise qualified for sale, investors in such jurisdictions may purchase warrants in the secondary market or investors may move to jurisdictions in which the shares underlying the warrants are not so registered or qualified during the period that the warrants are exercisable. In such event, we would be unable to issue shares to those persons desiring to exercise their warrants, and holders of warrants would have no choice but to attempt to sell the warrants in jurisdictions where such sale is permissible or allow them to expire unexercised.

         The holder of any warrant may exercise the warrant by surrendering the warrant certificate to the warrant agent, with the subscription form properly completed and executed, together with payment of the exercise price. No fractional shares will be issued upon the exercise of the warrants. The exercise price of the warrants bears no relationship to any objective criteria of value and should in no event be regarded as an indication of any future market price of the securities offered in this offering.

         We and the warrant agent may make such modifications to the warrants as we consider necessary and desirable that do not adversely affect the interests of the warrant holders. We may, in our sole discretion, lower the exercise price of the warrants for a period of no less than 30 days on not less than 30 days prior written notice to the warrant holders and the representative. Modification of the number of shares that may be acquired upon the exercise of any warrant, the exercise price, other than as provided in the preceding sentence, and the expiration date with respect to any warrant requires the consent of at least two-thirds of the outstanding warrants. If we materially alter the terms of the warrants, we will have to file a post-effective amendment to reflect that modification.

         Holders of the warrants have no voting rights until such time as the warrants are exercised and our underlying common stock is issued to the holder. Upon the issuance of our common stock to the holders of the warrants, the holders shall have the same rights as any other shareholder owning our common stock.

Lack of Trading Market for Securities

         Our common stock is not listed or quoted at the present time. Upon completion of this offering, or prior to the completion of the offering, if we so decide, we plan to obtain a sponsoring market maker to file Form 211 with the National Association of Securities Dealers for approval to have our securities quoted on the OTC Bulletin Board. We plan to request that our securities trade under the symbols, if available, "BCSA" for our common stock, "BCSAW" for our Class A warrants and "BCSAZ" for our Class B warrants. There is no assurance that we will be able to obtain a sponsoring market maker to file Form 211 and there is no assurance that if the Form 211 were filed that approval would be granted so that our securities would be permitted to trade on the OTC Bulletin Board. Therefore, there can be no assurance that a public market for our common stock and, or our warrants will ever develop.

Penny Stock Status

         The Securities and Exchange Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share. As a result, our common stock is subject to rules that impose additional sales practice requirements on broker-dealers.

         If and when we create a market for our common stock, our common stock will be considered a "penny stock," as the term is defined by Rule 3a51-1 of the Securities Exchange Act of 1934. This makes our securities subject to reporting, disclosure and other rules imposed on broker-dealers by the Securities and Exchange Commission requiring brokers and dealers to do the following in connection with transactions in penny stocks:

         Prior to the transaction:

      o to approve the person's account for transactions in penny stocks by obtaining information from the person regarding his or her financial situation, investment experience and objectives

      o to reasonably determine, based on that information, that transactions in penny stocks are suitable for the person

      o that the person has sufficient knowledge and experience in financial matters

      o that the person or his or her independent advisor reasonably may be expected to be capable of evaluating the risks of transactions in penny stocks

      o the broker or dealer must deliver to the person a written statement setting forth the basis for the determination and advising, in highlighted format, that it is unlawful for the broker or dealer to effect a transaction in a penny stock unless the broker or dealer has received, prior to the transaction, a written agreement from the person

      o the broker or dealer must receive a manually signed and dated written agreement from the person in order to effectuate any transactions in a penny stock.

         After the account is opened, but prior to transaction:

      o the broker or dealer must disclose to the customer the inside bid quotation for the penny stock and, if there is no inside bid quotation or inside offer quotation, he or she must disclose the offer price for the security transacted for a customer on a principal basis unless exempt from doing so under the rules.

      o the broker or dealer must disclose the aggregate amount of compensation received or to be received by the broker or dealer in connection with the transaction, and the aggregate amount of cash compensation received or to be received by any associated person of the broker-dealer, other than a person whose function is solely clerical or ministerial.

      o unless exempted by the rules, the broker or dealer is required to send to the customer a written statement containing the identity and number of shares or units of each such security and the estimated market value of the security.

         Imposing these reporting and disclosure requirements on a broker or dealer makes it unlawful for the broker or dealer to effect transactions in penny stocks on behalf of customers unless the broker or dealer complies with such requirements. Brokers or dealers may be discouraged from dealing in penny stocks, due to the additional time, responsibility involved, and, as a result, this may have a deleterious effect on the market for our securities.

                              PLAN OF DISTRIBUTION

         No person or group has made any commitment to purchase any or all of our securities being offered. We have not been advised by any of our officers, directors, or current shareholders of their intention to purchase any units in this offering. If they do purchase units, it will be at the same terms as offered to the public. Our president, Mr. Frank LaLoggia, and our director, Mr. Scott Schomer, will work diligently to find purchasers for our securities. We cannot state at this point how many units will be sold.

         This offering will begin as soon as practicable after this registration statement becomes effective and will continue for a maximum of 12 months. We will advise prospective investors that our registration statement, including the prospectus, is available on the SEC website, www.sec.gov. Notices of the offering and how to get a prospectus will be posted on our planned website, in selected newspapers and other publications, and sent to interested parties by mail. These notices will be in the form permitted by Rule 134 of the Act and in accordance with SEC release No. 33-7856. Our subscription agreements will be available by e-mail, upon request, only to prospective investors whose address indicates residence in states where we are qualified to sell our securities. The subscription agreement can be completed and submitted to us by mail. Notice of accepted subscription agreements will be sent by e-mail or regular mail. Units are to be sold on a "first come, first served" basis, as determined by the date when subscription agreements are received. When the offering is completed or at the time our securities begin to trade before the offering is completed, purchasers will receive certificates for their securities. We reserve the right to reject any subscription in full or in part, and to terminate the offering at any time.

         No person, individual or group has been authorized to give any information or to make any representations in connection with this offering other than those contained in this prospectus. Any information or representations not in the prospectus must not be relied on as having been authorized by our officers or us. This prospectus is not an offer to sell, or a solicitation of an offer to buy, any of the units it offers to any person, in any jurisdiction in which that offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale shall, under any circumstances, create any implication that the information in this prospectus is correct as of any date later than the date of this prospectus.

Determination of the Offering Price

         Prior to this offering, there has been no market for our common stock, and, as a development stage company, we have essentially had no substantial business operations to date. The offering price was determined arbitrarily by our board of directors. The board did not base the offering price on relationships to book value or earnings but did consider our potential and prospects, our needs as well as the state of the financial markets and the developments in the motion picture industry.

No Minimum-Offering and No Escrow Account

         There is no minimum-offering amount that is required to be sold before we may use the proceeds of the offering. Funds tendered by prospective purchasers will not be placed in escrow, but will be available for use by us immediately upon acceptance, for the purposes and in the amounts as estimated in the section of this prospectus entitled "Use of Proceeds." Lack of an escrow arrangement could cause additional risk to the investors in the event that insufficient capital is raised in the offering.

Self-underwriting

         This is a direct offering by us. There is no underwriter for this offering. Therefore, you will not have the benefit of an underwriter's due diligence efforts which would typically include the underwriter being involved in the preparation of information for disclosure and the pricing of the securities being offered as well as other matters. As we have only very limited experience in the public sale of our common stock, investors may not be able to judge our ability to consummate this offering. Accordingly, there can be no assurances as to the number of units that may be sold or the amount of capital that may be raised by this offering.

         Our officers and directors, specifically Mr. Frank LaLoggia and Mr. Scott Schomer will sell the units for us. Although it is not our present intention, other officers and directors may agree to assist us in the sale of our securities in the future. We will reimburse our officers and directors for expenses incurred in connection with the offer and sale of our units; however, no sales commissions will be paid to them. They will be relying on Rule 3a4-1 of the Securities Exchange Act of 1934 as a "safe harbor" from registration as a broker-dealer in connection with the offer and sales of the units. In order to rely on such "safe harbor" provisions provided by Rule 3a4-1, an officer or director must be in compliance with all of the following:

         o        not be subject to a statutory disqualification;
         o not be compensated in connection with such selling participation by payment of commissions or other payments based either directly or indirectly on such transactions;
         o        not be an associated person of a broker-dealer;
         o must restrict participation to transactions involving offers and sale of the units;
         o perform substantial duties for the issuer after the close of this offering not connected with transactions in securities, and not have been associated with a broker or dealer for the preceding 12 months, and not participate in selling an offering of securities for any issuer more than once every 12 months; and
         o must restrict participation to written communications or responses to inquiries of potential purchasers.

         Our officers and directors intend to comply with the guidelines enumerated in Rule 3a4-1.

Possible Use of Broker-Dealers to Sell Units

         As of the date of this prospectus, we have not retained a broker-dealer for the sale of our securities. If we engage broker-dealers in a selling syndicate after the effective date of this registration statement, we will furnish that information in a post-effective amendment to the registration statement. Before any broker-dealer could participate in the offering, it must obtain a "no objection" position on the terms of the underwriting compensation from the NASD's Corporate Finance Department.

How to Subscribe for Units

         To subscribe for the units, you must complete, date, execute and deliver to us a subscription agreement and pay the purchase price of the units subscribed for by check, money order, wire transfer, credit card, or electronic check payable to BellaCasa Productions, Inc. A subscription agreement is included at the end of this prospectus. We reserve the right to reject any subscription in its entirety or to allocate shares among prospective investors. If any subscription is rejected, funds received by us for the subscription will be returned to the subscriber without interest or deduction. Within five days of our receipt of a subscription agreement accompanied by payment of the purchase price, we will send written confirmation to notify the subscriber of the extent, if any, to which the subscription has been accepted by us.

                                 TRANSFER AGENT

         Atlas Stock Transfer Corporation, 5899 South State St., Salt Lake City, Utah 84107 is the transfer agent for our common stock and will also be the warrant agent for our Class A and Class B warrants.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Upon completion of this offering, we will have a maximum of 9,282,167 shares of issued and outstanding common stock and warrants to acquire a maximum of 2,400,000 shares of common stock. The common stock sold in this offering will be freely transferable without restrictions or further registration under the Securities Act, except for any of our shares purchased by an "affiliate." "Affiliate" is defined by the Securities Act and specifies whether certain shares are subject to the resale limitations of Rule 144 promulgated under the Securities Act.

         Generally, shares of stock owned by insiders, officers, directors and those individuals who purchased shares in private transactions are restricted securities and may be sold under Rule 144, in brokerage transactions and or market maker transactions, after one year provided they comply with the Rule 144 volume limitations. Under Rule 144, sales in a three-month period are limited to an amount equal to the greater of either one percent of our issued and outstanding common stock or the average weekly trading volume of the common stock during the four weeks prior to such sale. Rule 144 also permits the sale of shares without any quantity limitation by a person who is not our affiliate and who has satisfied a two-year holding period.

         There will be approximately 5,317,167 shares of stock that are restricted securities as that term is defined in Rule 144 nearly all of which has been held for more than one year. Future sales under Rule 144 may have an adverse effect on the market price of the shares of common stock.

                                  LEGAL MATTERS

         James R. Leone, P.A., New Smyrna Beach, Florida, our securities counsel, will pass on the validity of the common stock and warrants being offered by us. Mr. Leone received 26,667 shares of restricted stock from us as partial payment for his legal services.

                                     EXPERTS

         Parks, Tschopp, Whitcomb & Orr, P.A., independent certified public accountants, have audited our financial statements to the extent and for the periods set forth in their report. Our financial statements are included in this prospectus in reliance upon their report, given upon their authority as experts in accounting and auditing.

                              AVAILABLE INFORMATION

         We have filed with the SEC a registration statement on Form SB-2 relating to the securities being offered. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement and the exhibits and schedules. For further information about us and about our securities, reference is made to the registration statement, including the exhibits and schedules. Statements contained in this prospectus concerning the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. With respect to each such contract, agreement or document filed as an exhibit to the registration statement, reference is made to such exhibit for a more complete description of the matters involved.

         At your request, we will provide you, without charge, a copy of any information incorporated by reference in this prospectus. If you want more information, write or call us at: BellaCasa Productions, Inc., Universal Studios, 100 Universal City Plaza, Bldg. #473, Suite 305, Universal City, California 91608. Our telephone number is (818) 733-1467 and our fax number is
(818) 866-6237.

         Our fiscal year ends on December 31. We will furnish our shareholders annual reports containing audited financial statements and other appropriate reports. In addition, we will become a reporting company and file annual, quarterly and current reports, proxy statements or other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room in Washington D.C. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC, 450 Fifth Street, N.W., Washington DC 20549. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC's website at http://www.sec.gov.




            [The remainder of this page is intentionally left blank]

SCRIPT SUMMARY

"THE GIANT" (a synopsis)

MICHELANGELO BUONARROTI, the preeminent artist of the Italian Renaissance, aged twenty-six years, sits atop a huge block of marble being drawn by ten teams of oxen into the city of Florence. The stone, referred to as "The Giant," was cut some forty years earlier and has now been chosen for MICHELANGELO'S most ambitious project to date, "The David", a seventeen-foot tall nude sculpture of the Biblical youth who slew Goliath and set his people free.

VITTORIO PIERENTINO, an adolescent of sixteen years with dreams in his head, leaves a tearful note to his beloved father and runs away from his small family farm to seek out his idol, MICHELANGELO, and become his apprentice. When VITTORIO meets MICHELANGELO, the temperamental genius is not interested in an apprentice and plays a practical joke on his admirer that results in the boy getting his nose broken by a foreman's punch. VITTORIO'S persistence and loyalty eventually pay off and MICHELANGELO agrees to accept him as a "servant," and nothing more.

The work on the statue proceeds slowly at first. MICHELANGELO prays for guidance and makes many sketches, which he hides from artists LEONARDO DA VINCI and RAPHAEL SANTI when they come to visit, for fear his ideas will be stolen. VITTORIO settles in nicely, and becomes a favorite of THE GIRAFFE, the long necked and bizarrely out of place creature, that haphazardly roams the streets of Florence. THE GIRAFFE was a gift to the city from the sultan of Constantinople.

MICHELANGELO fondly reminisces of his days at the court of LORENZO DE' MEDICI, the great art patron and benefactor. LORENZO singled out MICHELANGELO to live in his house after being impressed by the young artist's first sculpture, "The Head of the Faun." It was at LORENZO'S palace where MICHELANGELO's passion for being a sculptor emerged and where he was educated in the arts and humanities.

MICHELANGELO fares well with "The David." The charcoal sketch he makes on the block's facade helps him immeasurably. Much of the lower body has now taken form. MICHELANGELO has much fun showing off "DAVID's" sexual parts to the town's wealthy, yet snooty, matrons when they come to visit with the Governor SODERINI, who is sponsoring the statue and paying for the work in order to establish his devotion to the arts.

Melancholy, however, begins to overcome MICHELANGELO. Thoughts of his dead mother haunt the struggling artist. Taking the hammer and chisel in a blind rage, he proceeds to pound away madly at the statue. VITTORIO is awakened and rushes to stop his master from destroying the work.

Startled by the realization that he might have destroyed the marble without VITTORIO'S intervention, MICHELANGELO determines he will now do whatever is necessary to finish the sculpture. He bribes the gravedigger LUCA in order to gain access to corpses for anatomical dissection, a practice strongly forbidden. MICHELANGELO dissects the bodies by night in a hidden cave, an act that horrifies VITTORIO when he discovers it. The dissection provides MICHELANGELO with the knowledge he needs to complete the hand of "The David", but the soul of the statue as embodied by the face and the eyes continues to elude him.

MICHELANGELO is called to the jail to bail out his brother, who has been arrested for the drunken debauchery of three sisters. The sound of painful cries draws him to a nearby cell where he is taken aback by the fierce and extraordinary beauty emanating from the mercilessly flogged prisoner within; this is THE WARRIOR.

THE WARRIOR is mute and unable to defend himself against the false charges that have imprisoned him. SODERINI admits his evidence is weak and says he might have to free the prisoner. MICHELANGELO is not about to have the final inspiration he needs disappear and threatens to demolish "The David" unless THE WARRIOR remains in jail so that he might capture his likeness on parchment. MICHELANGELO exclaims, "I've found my head!" SODERINI acquiesces to MICHELANGELO'S demands. MICHELANGELO creates the sketches he needs to complete his work just before THE WARRIOR manages to escape.

The town is readying for the unveiling of "The David." MICHELANGELO has made good on his promise to complete "The David" on the anniversary of SODERINI'S re-election. Hundreds of Florentines excitedly make their way to the Piazza della Signoria for the unveiling of the statue.

Among the adoring crowd is a poor farmer who is trying to negotiate his cart through the tumultuous fanfare. He slowly makes his way to the statue.

"VITTORIO!" he yells, when he finally sees his son. For the first time in three years, they reunite in a tearful embrace. When VITTORIO asks, "How did you find me?" his father presents him with a handwritten letter from MICHELANGELO. The note reads:

"Dear Sir: It is with no small amount of sadness that I write to inform you of the whereabouts of your son. He came to me wanting to become a great artist, not knowing that within himself he already harbored a "greatness" that neither I, nor any other man, could ever hope to give him: A great soul filled, to an enormous capacity, with love and devotion. The greater portion of which, he reserves for you, his father. I envy you. I envy him for what you've, no doubt, inspired by your love. Such a great love, equal in both parts, must not be separated any longer. Come to take him home. Respectfully, Michelangelo Buonarrroti, a sculptor in Florence."

After reading the letter, VITTORIO is overwhelmed by MICHELANGELO's love and concern. His decision made, he turns to give MICHELANGELO a final glance. He climbs atop the cart to rejoin his father and return to the farm where he will hopefully seek out his true destiny.

The cart carrying VITTORIO and his father begins to leave the piazza on its journey home. MICHELANGELO, still standing before his "David", now descends into the crowd. As he does so, the people part to make way for him. "Il Divino (Divine One)!" they call out. As MICHELANGELO continues to make his way through the crowd, CAMERA CRANES UP TO REVEAL "The David" STANDING IN THE FOREGROUND, its back to us, as though watching its creator disappear into the devoted and cheering throng.

SCRIPT SUMMARY

"HANDS" (a synopsis)

In a Manhattan operating room, trauma surgeon MICHAEL FANTE works desperately to save the lives of an unknown stab victim and her fetus. He is overwhelmed by the outcome. The lives he loses are none other than those of his wife and unborn son.

Two years later, demoralized and devastated, MICHAEL journeys to the home of his birth.... a remote medieval villa in Italy's central farming region. MICHAEL inherited half interest in the farm when his parents died, and it is here that he hopes to rebuild his shattered life.

At first, the daily routine and the antics of the family that runs the farm seem rejuvenating. MICHAEL even takes a romantic interest in FRANCESCA, the housekeeper's daughter. But when the two of them drive into the nearby mountain town of Cocullo, MICHAEL'S legacy starts to unfold in a mysterious way that ensures a torturous emotional recovery.

It is the day of the festival of the serpents, an ancient Christian ritual assuring fertile crops and dedicated to St. Domenic, the town's patron saint. Live serpents cling to religious icons in the procession while the townspeople themselves are similarly crawling with snakes. As a gesture of good luck, an old man hands MICHAEL a six-foot serpent. Confused and uncomfortable, MICHAEL struggles to give the snake back. Once he succeeds in returning it, the old man and the crowd around him become outraged to find that the reptile has gone limp and seemingly lifeless. The onlookers grow angry and when they start to crowd MICHAEL, FRANCESCA hurriedly guides him to the church of St. Domenic were they seek refuge with FATHER MARINO, the priest who married MICHAEL'S parents.

The good-natured priest explains how during the Dark Ages, when pestilence and famine ravaged Cocullo, the serpents were revered and protected so they would rid the town of vermin and disease and assure a bountiful harvest. Tradition lingers, but the economic fears of the townspeople have now instilled the festival with a new sense of purpose. Crops have gone bad. The soil is infected with insects. And the people are ready to take to long-standing superstitions in order to remedy their misfortune.

MICHAEL returns home to a blood painted figure on his mirror, a serpent wrapped around its neck like a noose.

Suspicion towards MICHAEL grows when a series of events suggests that he might possess supernatural powers of healing. A colt is stillborn, but when MICHAEL retrieves the torn uterine lining from its throat with his hands, the animal breathes. During the harvest, the foreman ANGELO accidentally cuts his hand with a machete. MICHAEL compresses the wound with his own hand and the bleeding cut repairs itself. Believing MICHAEL can cure him, the blind boy PAOLO insists that MICHAEL lay his hands on his eyes. MICHAEL does so and the boy's sight is restored, but not until MICHAEL also has him treated for his diabetes.

MICHAEL seeks his return to happiness by marrying the beautiful FRANCESCA. Their wedding night is marred, however, by a bloody nightmare and a real snake attack. MICHAEL kills the snake and confronts ANGELO with it. ANGELO'S infatuation with FRANCESCA has caused him to hate MICHAEL from the moment he arrived. It was he who painted the threatening figure on MICHAEL'S mirror and planted the snake in the bedroom. His jealousy has reached its limits and the two engage in a fearsome fight. MICHAEL is injured and ANGELO is banished from the villa. Later, FRANCESCA tells ANGELO that she is pregnant with MICHAEL'S child. ANGELO vows to FRANCESCA that she shall have her child, but Cocullo shall also have its savior and its economic prosperity restored.

To take his revenge, ANGELO meets with fellow members of "The Society", a secretive group taken to meetings in dimly lit cellars. MR. MAGGIO, PAOLO'S father, defends MICHAEL and pleads with "The Society" not to return to the sins of the past. He is hanged for his treason, an act that drives his wife mad and leads to her commitment in the convent's asylum overseen by FATHER MARINO.

When MICHAEL visits MRS. MAGGIO in the asylum, he sees an old woman named MARIA scribbling Italian surnames on the wall. Each name is preceded by a calendar year. He recognizes her as the old woman he has seen doing the same thing on the tombstones of the babies in the Cemetery of the Infants. The woman's baby, like so many at that time, was buried in the cemetery. The graves in the cemetery are unmarked as the babies were stillborn of prostitutes and considered unworthy of baptism and the company of the sanctified. MICHAEL'S curiosity leads him to the Bureau of Records in Rome where he is astonished to discover that a BENEDETTO FANTE was born on his birth date - a still birth. He wonders if he could possibly have had a brother.

MRS. MAGGIO recovers and warns FRANCESCA that "The Society" will kill MICHAEL and his child unless they are exposed to the police. FRANCESCA listens in disbelief as MRS. MAGGIO explains how MICHAEL was the 100th child born at the time when 100 children were to be sacrificed to the creed of "The Society" for the sake of the town's agricultural abundance. Instead of MICHAEL, a harlot's child was provided - Maria's child. "The Society" now believes that MICHAEL'S freedom cost them their economic prosperity. MRS. MAGGIO proceeds to go to the police with FRANCESCA, but on their way "The Society" stages a cattle run. MRS. MAGGIO is mercilessly trampled to death, but the pregnant FRANCESCA is whisked off to the convent.

"Society" members pick up a pregnant prostitute named MONICA and take her to the Cemetery of the Infants. There they brutally cut her baby from her belly, just as they did to MARIA many years before. MARIA is in the cemetery at the time and goes to comfort the dying MONICA. MICHAEL makes his way home from Rome. He hears the sounds of MARIA's wailing voice, rushes to the cemetery, and sees the inscription MARIA has written on one of the tombstones. It reads: "Fante - 1947." MARIA screams that the priest and the Holy Sisters are responsible.

At the convent, FRANCESCA gives birth to a baby boy. A nun quickly takes the baby away to "Society" members and exchanges it for MONICA'S dead baby. FRANCESCA weeps inconsolably when she is given news that her baby is stillborn and as proof is handed MONICA'S dead baby. CARMELLO, a "Society" member, runs to the church sacristy where he hopes to pick up PAOLO from FATHER MARINO. CARMELLO has orders to kill PAOLO for fear of his having knowledge of "The Society's" plans. FATHER MARINO pleads with CARMELLO to save the boy's life. MICHAEL rushes into the sacristy and lunges at FATHER MARINO, demanding to know the truth about whether he had a brother. CARMELLO pulls out a knife and is shot by FATHER MARINO in self-defense.

FATHER MARINO tells MICHAEL that the Benedetto child did not die, that MICHAEL is the Benedetto child. He was born the same day as MARIA'S bastard child. Later they called him MICHAEL for fear the truth might be discovered. FATHER MARINO explains how he sacrificed MARIA'S child to "The Society" so that MICHAEL and his parents could escape to begin a new life in America. He urges him to hurry to the "Cave of the Madonna" where his child's life is in danger. MICHAEL flees with PAOLO, but before CARMELLO is dead he reaches again for his knife and hurls it into FATHER MARINO who dies just before dialing the police.

PAOLO leads MICHAEL to the cave where they hear the sound of a baby crying. Michael sees his newborn son naked and lying within a hand woven basket. ANGELO is slowly lowering the basket by rope into a snake pit, filled with hundreds of venomous serpents. Clearly, it is now up to MICHAEL to save the life of his son. His fate and that of his family is solely in his HANDS.

                           BELLACASA PRODUCTIONS, INC.
                          (A Development Stage Company)

                                Table of Contents



Independent Auditors' Report.................................................F-2

Financial Statements:

        Balance Sheets.......................................................F-3
          December 31, 1999
          December 31, 2000
          September 30, 2001 (Unaudited)

        Statements of Operations.............................................F-4
          Year ended December 31, 1999
          Year ended December 31, 2000
          Nine months ended September 30, 2000 and 2001 (Unaudited)
          Period from July 28, 1998 (inception) through
          September 30, 2001 (Unaudited)

        Statements of Stockholders' Equity...................................F-5
          Year ended December 31, 1999
          Year ended December 31, 2000
          Nine months ended September 30, 2001 (Unaudited)
          Period from July 28, 1998 (inception) through
          September 30, 2001 (Unaudited)

        Statements of Cash Flows.............................................F-6
          Year ended December 31, 1999
          Year ended December 31, 2000
          Nine months ended September 30, 2000 and 2001 (Unaudited)
          Period from July 28, 1998 (inception) through
          September 30, 2001 (Unaudited)

Notes to Financial Statements................................................F-7

                          Independent Auditors' Report



The Board of Directors
BellaCasa Productions, Inc.:

We have audited the accompanying balance sheets of BellaCasa Productions, Inc. (a development stage company) as of December 31, 2000 and 1999 and the related statements of operations, stockholders' equity, and cash flows for the years ended December 31, 2000 and 1999 and the period from July 28, 1998 (date of inception) through December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BellaCasa Productions, Inc. (a development stage company) as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the years ended December 31, 2000 and 1999 and the period from July 28, 1998 (date of inception) through December 31, 2000, in conformity with generally accepted accounting principles.

/s/ Parks, Tschopp, Whitcomb & Orr, P.A.

Parks, Tschopp, Whitcomb & Orr, P.A.
October 1, 2001
Maitland, Florida

                                          BELLACASA PRODUCTIONS, INC.
                                         (A Development Stage Company)

                                                 Balance Sheets

                                   Assets
                                                                                                              September 30,
                                                                 December 31,           December 31,              2001
                                                                     1999                   2000               (Unaudited)
                                                              --------------------   --------------------  --------------------
Current assets:
  Cash                                                        $             4,162    $             1,110   $             2,974
  Prepaid offering costs                                                   20,000                 23,168                23,171
                                                              --------------------   --------------------  --------------------
      Total current assets                                                 24,162                 24,278                26,145

Investment in screenplays (note 2)                                            492                    492                   492

Office furniture and equipment, net (note 5)                                3,125                  2,846                 2,285

Intangible assets, net of accumulated
  amortization of $593, $1,038 and $1,371                                   1,630                  1,185                   852
                                                              --------------------   --------------------  --------------------
                                                                           29,409                 28,801                29,774
                                                              ====================   ====================  ====================

                      Liabilities and Stockholders' Equity

Current liabilities:
  Accounts payable and accrued expenses                                     2,492                 26,633               101,494
  Other current liabilities                                                12,000                  1,000                 1,000
                                                              --------------------   --------------------  --------------------
      Total current liabilities                                            14,492                 27,633               102,494

Advances from stockholder (note 3)                                          4,000                110,792               140,582
                                                              --------------------   --------------------  --------------------
      Total liabilities                                                    18,492                138,425               243,076
                                                              --------------------   --------------------  --------------------

Stockholders' equity (notes 6, 7 and 8):
  Common stock, $.0001 par value, authorized
    50,000,000 shares, issued and outstanding
    8,055,500; 8,055,500; and 8,082,167 shares                                806                    806                   809
  Preferred stock, $.0001 par value, authorized
    25,000,000 shares, no shares issued and outstanding                         -                      -                     -
  Additional paid in capital                                              174,326                174,326               174,326
  Deficit accumulated during the development stage                       (143,715)              (270,756)             (379,312)
  Deferred compensation (note 4)                                          (15,500)                (9,000)               (4,125)
  Stockholder receivable                                                   (5,000)                (5,000)               (5,000)
                                                              --------------------   --------------------  --------------------
      Total stockholders' equity                                           10,917               (109,624)             (213,302)
                                                              --------------------   --------------------  --------------------
                                                              $            29,409    $            28,801   $            29,774
                                                              ====================   ====================  ====================

See accompanying notes to financial statements.

                                                    BELLACASA PRODUCTIONS, INC.
                                                   (A Development Stage Company)

                                                      Statements of Operations

                                                                               Nine months       Nine months         Period from
                                                                                  ended             ended           July 28, 1998
                                                                              September 30,      September 30,   (inception) through
                                          Year Ended         Year Ended            2000              2001         September 30, 2001
                                      December 31, 1999   December 31, 2000    (Unaudited)        (Unaudited)         (Unaudited)
                                     -------------------  -----------------   ---------------   ---------------  -------------------
Revenue                                   $        -        $        -         $       -        $        -            $        -

Costs and expenses:
  Product development and marketing          (20,957)          (11,537)           (8,652)                -               (32,494)
  Interest expense                                 -                 -                                   -                  (784)
  General and administrative                (113,159)         (115,704)          (68,028)         (108,556)             (348,439)
                                          ----------        ----------         ---------        ----------            ----------

      Total costs and expenses              (134,116)         (127,241)          (76,680)         (108,556)             (381,717)

Interest income                                1,793               200               175                 -                 2,405
                                          ----------        ----------         ---------        ----------            ----------

      Net loss                            $ (132,323)       $ (127,041)        $ (76,505)       $ (108,556)           $ (379,312)
                                          ==========        ==========         =========        ==========            ==========

Basic and diluted loss per share          $   (0.017)       $   (0.016)        $  (0.009)       $   (0.013)           $   (0.049)
                                          ==========        ==========         =========        ==========            ==========

Weighted average number of shares
  outstanding                              7,918,192         8,055,500         8,055,500         8,058,167             7,740,933
                                          ==========        ==========         =========        ==========            ==========

See accompanying notes to financial statements.

                                           BELLACASA PRODUCTIONS, INC.
                                          (A Development Stage Company)

                                       Statement of Stockholders' Equity

                                 Period from July 28, 1998 (inception) through
                     December 31, 2000 and nine months ended September 30, 2001 (Unaudited)

                                                                       Additional                              Total
                                       Common      Stock    Paid In   Accumulated   Deferred   Stockholder Stockholders'
                                       Shares      Amount   Capital     Deficit   Compensation  Receivable     Equity
                                    ------------ -------- ---------- ------------ ------------ ----------- ------------
Common stock issued for
  contributed assets                  4,915,000  $   492  $       -  $         -  $         -  $        -  $       492
Common stock issued to directors/
  advisors for services (note 3)        275,000       28     27,472            -      (27,500)          -            -
Deferred compensation earned                  -        -          -            -        7,166           -        7,166
Common stock issued for cash          1,400,000      140          -                         -                      140
Common stock issued for cash            473,000       48     47,252            -            -           -       47,300
Net loss                                      -        -          -      (11,392)           -           -      (11,392)
                                    ------------ -------- ---------- ------------ ------------ ----------- ------------

Balances at December 31, 1998         7,063,000      708     74,724      (11,392)     (20,334)          -       43,706
Common stock issued to directors
  for services (note 3)                 100,000       10      9,990            -      (10,000)          -            -
Deferred compensation earned                  -        -          -            -       14,834           -       14,834
Common stock issued for services            500        -        500            -            -           -          500
Common stock issued for cash            892,000       88     89,112            -            -      (5,000)      84,200
Net loss                                      -        -          -     (132,323)           -           -     (132,323)
                                    ------------ -------- ---------- ------------ ------------ ----------- ------------

Balances at December 31, 1999         8,055,500      806    174,326     (143,715)     (15,500)     (5,000)      10,917
Deferred compensation earned                  -        -          -            -        6,500           -        6,500
Net loss                                      -        -          -     (127,041)           -           -     (127,041)
                                    ------------ -------- ---------- ------------ ------------ ----------- ------------

Balances at December 31, 2000         8,055,500      806    174,326     (270,756)      (9,000)     (5,000)    (109,624)
Common stock issued for services         26,667        3          -            -            -           -            3
Deferred compensation earned                  -        -          -            -        4,875           -        4,875
Net loss                                      -        -          -     (108,556)           -           -     (108,556)
                                    ------------ -------- ---------- ------------ ------------ ----------- ------------
Balances at September 30, 2001        8,082,167  $   809  $ 174,326  $  (379,312) $    (4,125) $   (5,000) $  (213,302)
                                    ============ ======== ========== ============ ============ =========== ============

See accompanying notes to financial statements.

                                                           BELLACASA PRODUCTIONS, INC.
                                                          (A Development Stage Company)

                                                            Statements of Cash Flows

                                                                                                                       Period from
                                                                                                                      July 28, 1998
                                                                                      Nine Months      Nine Months    (inception)
                                                                                         Ended           Ended          through
                                                        Year Ended      Year Ended    September 30,   September 30,   September 30,
                                                        December 31,   December 31,       2000            2001            2001
                                                           1999            2000        (Unaudited)     (Unaudited)     (Unaudited)
                                                        ------------   ------------   -------------   --------------  -------------
Cash flows from operating activities:
  Net loss                                              $  (132,323)   $  (127,041)   $    (76,505)   $   (108,556)   $   (379,312)
  Adjustments to reconcile net loss to net cash
   used in operating activities:
    Depreciation and amortization                             1,115          1,159             880             894           3,635
    Common stock issued for services                         15,334          6,500           4,875           4,875          33,878
  Change in operating assets and liabilities:
    Accounts payable and accrued expenses                     1,216         24,141          (2,215)         74,861         101,494
    Prepaid offering costs                                  (20,000)        (3,168)         (3,168)              -         (23,171)
    Advances from stockholder                                 4,000        106,792          86,792          29,790         140,582
    Other liabilities                                        12,000        (11,000)        (11,000)              -           1,000
                                                        -----------    -----------    ------------    ------------    ------------
        Net cash used in operating activities              (118,658)        (2,617)           (341)          1,864        (121,894)
                                                        -----------    -----------    ------------    ------------    ------------

Cash flows from investing activities:
  Organization costs                                              -              -               -               -          (2,223)
  Purchase of property and equipment                         (2,184)          (435)           (435)              -          (4,409)
                                                        -----------    -----------    ------------    ------------    ------------
        Net cash used in investing activities                (2,184)          (435)           (435)              -          (6,632)
                                                        -----------    -----------    ------------    ------------    ------------

Cash flows from financing activities:
  Proceeds from issuance of common stock                     84,200              -               -               -         131,500
  Proceeds from issuance of stockholder note payable              -              -               -               -          20,000
  Repayment of principal on stockholder note payable        (20,000)             -               -               -         (20,000)
                                                        -----------    -----------    ------------    ------------    ------------
        Net cash provided by financing activities            64,200              -               -               -         131,500
                                                        -----------    -----------    ------------    ------------    ------------
        Net increase (decrease) in cash                     (56,642)        (3,052)           (776)          1,864           2,974
                                                        -----------    -----------    ------------    ------------    ------------
Cash at beginning of period                                  60,804          4,162           4,162           1,110               -
                                                        -----------    -----------    ------------    ------------    ------------
Cash at end of period                                   $     4,162    $     1,110    $      3,386    $      2,974    $      2,974
                                                        ===========    ===========    ============    ============    ============
Supplementary disclosure of cash flow information:
Cash paid for interest                                  $       784    $         -    $          -    $          -    $        784
                                                        ===========    ===========    ============    ============    ============
Cash paid for income taxes                                        -              -               -               -               -
                                                        ===========    ===========    ============    ============    ============

See accompanying notes to financial statements.

                           BELLACASA PRODUCTIONS, INC.
                          (A Development Stage Company)

                          Notes to Financial Statements
                                December 31, 1999
                                December 31, 2000
                         September 30, 2001 (unaudited)


(1)  Summary of Significant Accounting Policies

     (a)  Nature of development stage operations

          BellaCasa Productions, Inc., (BellaCasa or the Company) was formed on July 28, 1998 as a Nevada Corporation. The Company has been organized with the intent to operate in the entertainment industry specifically in connection with the production and distribution of motion pictures.

          The Company's activities to date have consisted primarily of organizational and equity fund raising activities.

     (b)  Property and equipment

          Property and equipment are recorded at cost and depreciated over the estimated useful lives of the assets which range from three to five years, using the straight-line method.

     (c)  Intangible assets

          Organization costs are amortized over a five-year period using the straight-line method.

     (d)  Income taxes

          Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Changes in tax rates are recognized in the period that includes the enactment date.

                           BELLACASA PRODUCTIONS, INC.
                          (A Development Stage Company)

                          Notes to Financial Statements


(1), Continued

          Development stage operations from inception through September 30, 2001, resulted in net operating losses. It is uncertain whether any tax benefit of the net operating loss will be realized in future periods. Accordingly, no income tax provision or benefits have been recognized in the accompanying financial statements.

          The net operating loss carryforwards at September 30, 2001 available to offset taxable income in future periods amount to approximately $250,000 which will expire in 2021.

     (e)  Use of Estimates

          Management of the Company has made certain estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

     (f)  Earnings per Common Share

          Earnings per common share have been computed based upon the weighted average number of shares outstanding during the period presented. Common stock equivalents resulting from the issuance of stock options have not been included in the per share calculations because such inclusion would not have a material effect on earnings per common share.

     (g)  Stock-Based Compensation

          In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123) which sets forth accounting and disclosure requirements for stock-based compensation arrangements. The new statement encourages but does not require, companies to measure stock-based compensation using a fair value method, rather than the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25 ("APB No. 25"). The Company has adopted the disclosure requirements of SFAS 123 and has elected to continue to record stock-based compensation expense using the intrinsic value approach prescribed by APB No. 25. Accordingly, the Company computes compensation cost for each employee stock option granted as the amount by which the quoted market price of the Company's common stock on the date of grant exceeds the amount the employee must pay to acquire the stock. The amount of compensation cost, if any, will be charged to operations over the vesting period.

     (h)  Cash Flows

          For purposes of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

                           BELLACASA PRODUCTIONS, INC.
                          (A Development Stage Company)

                          Notes to Financial Statements

(1), Continued

     (i)  Unaudited Financial Information

          In the opinion of the Company, the accompanying unaudited financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly its financial position as of September 30, 2001 and 2000, and the results of its operations and cash flows for the nine months ended September 30, 2001 and 2000. These statements are condensed and therefore do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The results of operations for the nine months ended September 30, 2001 and 2000 are not necessarily indicative of the results to be expected for the full year.

(2)  Investment in Screenplays

     During the years ended December 31, 2000 and 1999, the principal stockholder contributed two motion picture screenplays in exchange for 4,915,000 shares of common stock. The contributed screenplays are identified as "Hands" and "The Giant." Pursuant to an agreement with an unrelated third party, the rights, title and interest in the Giant were transferred to the principal stockholder in exchange for the right to receive 5% of the total budget of the associated film limited to a maximum of $750,000 if the film is ultimately produced.

(3)  Related Party Transactions

     Advances from stockholder amounting to $20,000 at December 31, 1998 were repaid with interest at 10%. Advances outstanding at December 31, 1999 (amounting to $4,000) were non-interest bearing and were repaid in 2000. All of the advances discussed herein were unsecured.

     Commencing in January 2000 through September 30, 2001, the principal stockholder has advanced $140,582 to the Company. The advances are non-interest bearing, unsecured and due on October 31, 2002.

     Commencing October 1, 2000, the Company entered into an employment agreement with its principal stockholder and officer. Terms of the agreement provide for an annual salary of $100,000. Accordingly, the Company has accrued approximately $100,000 associated with this agreement through September 30, 2001, which has been included in accounts payable and accrued expenses in the accompanying balance sheets.

(4)  Deferred Compensation

     The Company has issued 375,000 shares to Directors and certain individuals which comprise a Board of Advisors, as payment for services to be provided over their appointed terms. Accordingly, the payment is recorded as compensation expense during the period such services are provided.

                           BELLACASA PRODUCTIONS, INC.
                          (A Development Stage Company)

                          Notes to Financial Statements

(5)  Property and Equipment

     Property and equipment consists of the following:

                                      December 31,   December 31,  September 30,
                                          1999          2000          2001
                                      ------------   ------------  -------------
     Production equipment               $ 3,974         4,409          4,409
     Less accumulated depreciation         (849)       (1,563)        (2,124)
                                        -------         -----          -----
                                        $ 3,125         2,846          2,285
                                        =======         =====          =====

(6)  Private Placement Memorandum

     During 1998, the Company issued a private placement memorandum pursuant to Rule 504 of Regulation D under the Federal Securities Act of 1933. Terms of the amended memorandum provide for an offering of up to 1,365,000 shares of common stock at an offering price of $0.10 per share.

     As of December 31, 1998, the Company had sold 473,000 shares of stock resulting in proceeds of $47,300 in connection with this offering. In 1999, the Company completed the offering by selling the remaining shares available which resulted in additional proceeds of approximately $89,000.

(7)  Stock Option Plan

     In July 1998, the Company adopted the BellaCasa Productions, Inc. 1998 Stock Option Plan (Plan). The Plan provides for the issuance of up to 1,000,000 shares for options over a ten-year period. Under provisions of the Plan, the purchase price for a share of stock subject to the options shall not be less then 100% of the fair market value of the stock at the date of grant. As of December 31, 1999, 2000 and September 30, 2001 no options had been granted under the Plan.

(8)  Reverse Stock Split

     In April 2000, the Board of Directors authorized a 1 for 2 reverse stock split to all holders of record at that date. Subsequent to this date, the reverse split authorization was rescinded by the Company. All share and per-share amounts in the accompanying financial statements have been restated to give effect to the rescission of the reverse stock split.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The estimated expenses payable by BellaCasa Productions, Inc. in connection with the issuance and distribution of the securities being registered are as follows:

         SEC registration fee                                  $ 7,762
         Blue Sky fees and expenses                              5,000
         Legal fees and expenses                                15,000
         Accounting fees and expenses                            5,000
         Promotion and advertising expenses                     45,000
         Postage and courier expenses                            5,000
         Printing and engraving expenses                         3,000
         Transfer agent fees and expenses                        5,000
         Miscellaneous expenses                                  9,238
                                                              --------
         Total                                                $100,000
                                                              ========

ITEM 25. INDEMNIFICATION OF OFFICERS AND DIRECTORS

         None of our directors will have personal liability to BellaCasa or any of its stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission since provisions have been made in our articles of incorporation limiting such liability. These provisions shall not eliminate or limit the liability of a director or officer to BellaCasa or its stockholders for acts or omissions, which involve intentional misconduct, fraud, or a knowing violation of law. There is also no limitation of liability if the director or officer derived an improper personal benefit or if the Nevada statutes specifically preclude limiting liability as in the case of paying dividends in violation of Section 78.300 of the Nevada Revised Statutes.

         The bylaws provide for indemnification of our directors, officers, and employees for any liability arising out of company activities if they were not engaged in willful misfeasance or malfeasance. In the case of settlement, indemnification will apply only when the board approves such settlement and reimbursement as being in the best interests of the corporation. Our bylaws limit the liability of directors to the maximum extent permitted by the Nevada Revised Statutes Section 78.751.

         Our officers and directors are accountable as fiduciaries, which means they are required to exercise good faith and fairness in all dealings affecting us. In the event that a shareholder believes the officers and/or directors have violated a fiduciary duty to BellaCasa, the shareholder may be able to bring a class action or derivative suit to enforce the shareholder's rights.

         Insofar as indemnification arising under the Securities Act may be permitted to directors and officers under our articles of incorporation, bylaws, contract or statute, we have been advised that in the opinion of the Commission that such indemnification is against public policy and is, therefore, unenforceable.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

         The Company sold the following shares of common stock since its incorporation on July 28, 1998:

         With the formation of BellaCasa, we issued 4,915,000 shares to our founder, Mr. LaLoggia. The consideration for these shares was Mr. LaLoggia's ownership rights in two screenplays, "The Giant" and "Hands." Mr. LaLoggia acquired his interest in "The Giant" from an unrelated party in exchange for the right to receive 5% of the total budget of the associated film up to a maximum of $750,000 if the film is ultimately produced. We acquired the rights to "The Giant" subject to that agreement. The ownership rights to the screenplays were recorded on our balance sheet at the nominal amount of $492. As part of the acquisition of "The Giant", we also received more than 1,500 storyboard drawings, which are, completed visual representations of the camera setups to be used in the film "The Giant." Mr. LaLoggia was at the time of the transaction and is still president, chief executive officer and chairman of the board of the Company. The stock was issued pursuant to an exemption from registration under
Section 4(2) of the Securities Act.

         We issued 375,000 shares to directors and certain individuals who comprise our advisory board as payment for services over their appointed terms. The payment is recorded as compensation expense as services are provided. The shares were valued at $0.10 per share. These shares were issued as follows:

on December 9, 1998
-------------------
Katherine Helmond                        50,000
David Tochman                            50,000
Lorie Zerweck                            50,000
Russell Carpenter                        50,000
Vini Bancalari                           25,000
Jimmy Dobson                             25,000
Norman Levy                              25,000

on August 4, 1999
-----------------
Susan Schindler                          50,000
Andrew La Marca                          50,000

         On August 17, 1999, Ms. Zerweck's shares were returned to us and reissued to Scott Schomer. In August 1999, we issued 500 shares, for services rendered, valued at $500. In September 2000, we issued 26,667 shares to our securities counsel, James R. Leone. The shares were valued at par.

         Each of the above individuals who acquired shares of our stock was provided with or had access to financial and other information concerning BellaCasa Productions, Inc. and had the opportunity to ask questions concerning our company and its operations. All of these transactions were private transactions to sophisticated investors not involving a public offering and were exempt from the registration provisions of the Act pursuant to Section 4(2). Sales of the securities were without the use of an underwriter, and the certificates evidencing the securities relating to the transactions bear restrictive legends permitting transfer only upon registration or an exemption under the Act.

         In July 1998, we commenced and completed an offering of common stock at $0.0001 per share, pursuant to Rule 504 of Regulation D under the Act. A total of 1,400,000 shares of our stock was sold by management for $140. Each of the investors was provided with and had access to financial and other information concerning us and had the opportunity to ask questions about our operations and us. Accordingly, the issuance of these securities was exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to
Section 3(b).

         In December 1998, we commenced an offering of common stock at $0.10 per share pursuant to Rule 504 of Regulation D under the Act. Management sold 1,365,000 shares of our stock for a total of $136,500. The sales were completed in January 1999. Each of the investors was provided with and had access to financial and other information and had the opportunity to ask questions concerning our company and its operations. Accordingly, the issuance of these securities was exempt from the registration requirements of the Act pursuant to
Section 3(b).

ITEM 27. EXHIBITS


      Exhibits    Description of Document
     ----------   --------------------------------------------------------------
         1.1      Subscription Agreement **
         3.1      Articles of Incorporation of BellaCasa Productions, Inc. **
         3.2      Bylaws of BellaCasa Productions, Inc. **
         3.6      Class A Redeemable Warrant Agreement including Form of Class A
                  Redeemable Warrant Certificate **
         3.7      Class B Redeemable Warrant Agreement including Form of Class B
                  Redeemable Warrant Certificate **
         4.1      Specimen common stock certificate **
         5.1      Opinion of James R. Leone, P.A.**
         10.1     Agreement for the acquisition of screenplay rights to "Hands"
                  and "The Giant" by and between Frank LaLoggia and BellaCasa
                  Productions, Inc. **
         10.2     Agreement regarding transfer of rights to the screenplay, "The
                  Giant", by and among Frank LaLoggia, BellaCasa Productions,
                  Inc. and New Sky Communications Inc. **
         10.3     Office Lease Agreement between Universal City Studios, Inc.
                  and BellaCasa Productions, Inc. effective January 4, 1999 **
         10.4     BellaCasa Productions, Inc. 1998 Stock Option Plan **
         10.5     Frank LaLoggia employment agreement dated August 31, 2000 **
         23.1     Consent of Parks, Tschopp, Whitcomb & Orr, P.A., Certified
                  Public Accountants
         23.2     Consent of James R. Leone, P.A. **
         27.1     Financial Data Schedule for year ended December 31, 1998 **
         27.2     Financial Data Schedule for year ended December 31, 1999 **


** Previously filed

ITEM 28. UNDERTAKINGS

BellaCasa Productions, Inc. undertakes to:

         (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act.

                  (ii) Reflect in the prospectus any facts or events, which, individually or together, represent a fundamental change in the information set forth in the registration statement.

                  (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration of the securities offered, and the offering of such securities at that time to be the initial bona fide offering; and

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, this registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this amendment to the registration statement to be signed on our behalf by the undersigned, in the City of Universal City, State of California, on December 3, 2001.


         BellaCasa Productions, Inc.



         /s/ Frank LaLoggia
         ------------------------------------------------------
         Frank LaLoggia, President, Chief Executive Officer and
         Chairman of the Board of Directors
         (Principal Executive Officer)

         In accordance with the Securities Act of 1933, this amendment to the registration was signed by the following persons in the capacities and on the dates indicated.


         /s/ Frank LaLoggia                                   12/3/01
         -----------------------------------
         Frank LaLoggia, President,
         Chief Executive Officer and
         Chairman of the Board of Directors
         (Principal Executive Officer)

         /s/ Katherine Helmond                                12/3/01
         ---------------------
         Katherine Helmond
         Director

         /s/ Scott P. Schomer                                 12/3/01
         ------------------------------------
         Scott P. Schomer
         Chief Financial Officer and Director

         /s/ Susan Schindler                                  12/3/01
         ------------------------
         Susan Schindler
         Treasurer and Secretary